Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

Dated as of September 20, 2018

By and Among

Christie Digital Systems, Inc.,

Allure Global Solutions, Inc.,

and

Creative Realities, Inc.

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5.3	No Conflicts; Consents	28
5.4	The Share	29
5.5	Compliance with Laws	29
5.6	No Finder	29

Article VI REPRESENTATIONS AND WARRANTIES OF BUYER		29

6.1	Organization of Buyer	29
6.2	Authority of Buyer.	29
6.3	Capitalization.	30
6.4	SEC Filings	31
6.5	Absence of Certain Changes	32
6.6	Undisclosed Liabilities	32
6.7	Buyer Information	32
6.8	No Finder	32
6.9	No Outside Reliance	32

Article VII ADDITIONAL AGREEMENTS		33

7.1	Conduct of Business Prior to the Closing	33
7.2	Taxes.	33
7.3	Employees	37
7.4	Consents	37
7.5	Access	37
7.6	Conduct of Business During the Earn-Out Period	38
7.7	Buyer Registration Statement; Buyer Stock Issuance	38
7.8	Exclusivity	40
7.9	Seller Disclosure Schedules	41

Article VIII CONDITIONS TO CLOSING		41

8.1	Conditions to Obligations of Seller	41
8.2	Conditions to Obligations of Buyer	43

Article IX INDEMNIFICATION		44

9.1	Indemnification of Buyer Group Members.	44
9.2	Indemnification by Buyer.	45
9.3	Notice of Claims.	46
9.4	Third Party Claims.	47
9.5	Payment of Claims	48
9.6	Effect of Disclosure Schedule Exceptions on Indemnification	48
9.7	Exclusive Remedy	48
9.8	Indemnification Net of Insurance and Tax Benefit	49
9.9	Mitigation	49
9.10	Limitation on Liability	49

Article X TERMINATION		50

10.1	Termination	50
10.2	Notice of Termination	50
10.3	Effect of Termination	50

ii

Article XI GENERAL PROVISIONS		51

11.1	No Public Announcements	51
11.2	Notices	51
11.3	Successors and Assigns; No Third Party Beneficiaries	52
11.4	Entire Agreement; Amendments	52
11.5	Execution in Counterparts.	52
11.6	Further Assurances	52
11.7	Governing Law	53
11.8	Dispute Resolution	53
11.9	Severability	54
11.10	Interpretations	54
11.11	Headings	55
11.12	Expenses	55
11.13	Confidential Nature of Information	55
11.14	Extension; Waiver	55

Exhibits

Exhibit A	Calculation of Net Working Capital
Exhibit B	Form of Amended and Restated Note

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STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of September 20, 2018 (“Agreement”), among Christie Digital Systems, Inc., a Delaware corporation (“Seller”), Allure Global Solutions, Inc., a Georgia corporation (the “Company”), and Creative Realities, Inc., a Minnesota corporation (“Buyer”).

WHEREAS, the Seller is the sole owner of one share of common stock of the Company (the “Share”), which constitutes all issued and outstanding shares of common stock of the Company;

WHEREAS, the Seller desires to sell to Buyer the Share on the terms and subject to the conditions set forth herein;

WHEREAS, Buyer desires to acquire the Share in accordance with the terms of this Agreement;

WHEREAS, Buyer intends to assume the obligations of the Company to Seller under the Note (as defined herein) in accordance with the terms of this Agreement;

WHEREAS, the boards of directors of each of Buyer, Seller and the Company have determined that the transactions contemplated by this Agreement are in the best interests of their respective stockholders and have approved and declared advisable this Agreement and the transactions contemplated hereby;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Buyer, the Company, and Seller agree as follows:

Article I

DEFINITIONS

1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1.

“Accounting Arbitrator” has the meaning specified in Section 2.3(c).

“Acquisition Transaction” has the meaning specified in Section 7.8.

“Actual Revenues” means the Revenues for an Earn-Out Period, provided, however, that in the case of Revenues generated by the Company’s agreements with Long John Silver’s, LLC, only Seventy Percent (70%) of the Revenues shall be included in the definition of “Actual Revenues”.

“Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person. For purposes of this Agreement, “control”, “controlled by”, “under common control with” and “controlling” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

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“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign Requirements of Laws with respect to income Tax).

“Agreement” has the meaning specified in the preamble hereto.

“Amended and Restated Note” has the meaning specified in Section 3.3(a).

“Balance Sheet Date” means March 31, 2018.

“Basket” has the meaning specified in Section 9.1(c).

“Business” means the Company’s business, development, supply and delivery of any of the following: digital signage, point-of-sale, self-service kiosks, order confirmation systems, digital merchandising systems, digital fountain displays, digital box office, digital movie posters, “wayfinding,” digital auditorium signs and menu board displays for use in movie theatres, theme parks, stadiums and arenas and quick-service/fast casual restaurants, as well as any provision of hardware, services, software and/or data analytics (solely as reflected in the content on any digital signage or display devices, but not other devices in and of themselves) and optimization related to any of the foregoing.

“Buyer” has the meaning specified in the preamble hereto.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

“Buyer Board” has the meaning specified in Section 6.2(c).

“Buyer Disclosure Schedules” mean the disclosure schedules of Buyer attached to the final executed copy of this Agreement.

“Buyer Group Member” means Buyer and its Affiliates and their respective successors and assigns.

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“Buyer Material Adverse Effect” means any fact, state of facts, occurrence, condition, circumstance, change, effect or development that, individually or when taken together with other facts, events, changes, developments, circumstances or effects, is or would reasonably be expected to (a) have a material adverse effect on or change in Buyer or its assets, Liabilities, condition (financial or otherwise), results of operations or business of Buyer, taken as a whole, or (b) prevent or materially delay the ability of Buyer to consummate the transactions contemplated hereby, in the case of the preceding clause (a) other than any such fact, state of facts occurrence, condition, circumstance, change, effect or development to the extent resulting from: (i) changes in the general worldwide or U.S. financial, securities and currency markets, changes in prevailing interest rates or exchange rates or changes in general worldwide or U.S. economic, regulatory or political conditions; (ii) acts of war (whether or not declared), armed hostilities, or terrorism or the escalation or worsening thereof or other events or changes that generally affect the participants in the industry in which Buyer operates; (iii) any natural disaster or act of God; or (iv) changes in applicable Requirements of Law affecting Buyer; (v) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (vi) the taking of any action contemplated by the Transaction Documents; (vii) the announcement of the transactions contemplated by this Agreement; (viii) any actions or omissions by Seller or any of its Affiliates; or (ix) any adverse change in or effect on the business of Buyer that is cured prior to the Closing such that it would no longer have a Buyer Material Adverse Effect.

“Buyer Prepared Return” has the meaning specified in Section 7.2(a)(ii).

“Buyer Registration Statement” has the meaning specified in Section 7.7(a).

“Buyer SEC Reports” has the meaning specified in Section 6.4.

“Buyer Stock” has the meaning specified in Section 6.3(a).

“Buyer Stock Issuance” has the meaning specified in Section 7.7(a).

“Buyer Stock Plans” has the meaning specified in Section 6.3(a).

“Cash Consideration” has the meaning specified in Section 2.2.

“Claim Notice” has the meaning specified in Section 9.3(a).

“Closing” has the meaning specified in Section 3.1.

“Closing Date” has the meaning specified in Section 3.1.

“Closing Date Cash Payment” means the Cash Consideration minus the Closing Date Indebtedness, minus the Net Working Capital Adjustment (if the Net Working Capital Adjustment is a negative adjustment under the definition of such term), and plus the Net Working Capital Adjustment (if the Net Working Capital Adjustment is a positive adjustment under the definition of such term).

“Closing Date Indebtedness” means any Indebtedness of the Company as of the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Agreements” has the meaning specified in Section 4.13.

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“Company Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by the Company under this Agreement or in connection herewith.

“Company Employees” means each employee of the Company.

“Company Plan” means all employee benefit plans (within the meaning of Section 3(3) of ERISA) and all retirement, welfare benefit, bonus, stock option, stock purchase, restricted stock, incentive, equity or equity-based compensation, deferred compensation, retiree health or life insurance, supplemental retirement, severance, change in control, Code Section 125 flexible benefit, vacation or other benefit plans, programs or arrangements, whether written or oral, that are maintained, contributed to or sponsored by the Company or its respective Affiliates, for which the Company has incurred any Liability or obligation directly or indirectly for the benefit of any current or former employee, director or individual consultant of the Company or for any other person, other than governmental plans or arrangements.

“Disputed Items” has the meaning specified in Section 2.3(c).

“Earn-Out Determination Date” has the meaning specified in Section 2.5(c)(ii).

“Earn-Out Objection Notice” has the meaning specified in Section 2.5(c)(ii).

“Earn-Out Payment” has the meaning specified in Section 2.5(a).

“Earn-Out Period” means any of (i) the 12-month period ending December 31, 2019, and (ii) any of the next following trailing 12-month periods ending on each of March 31, June 30, September 30 and December 31, 2020.

“Earn-Out Report” shall have the meaning given in Section 2.5(c)(i).

“Earn-Out Review Period” shall have the meaning specified in Section 2.5(c)(ii).

“Effective Time” means 12:01 a.m. (Atlanta time) on the Closing Date.

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, hypothecation, encumbrance, option, encroachment, Governmental Order, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind.

“Environmental Laws” means all Requirements of Laws and Governmental Orders concerning the environment, human health and safety or Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

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“Estimated Closing Statement” has the meaning specified in Section 2.3(a).

“Estimated Net Working Capital” has the meaning specified in Section 2.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” means any and all costs and expenses incurred in connection with investigating, defending or asserting any investigation (including any Governmental Investigation), claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals), but excluding any allocation of internal Buyer or Seller costs.

“Export Approvals” has the meaning specified in Section 4.11(e).

“Final Closing Statement” has the meaning specified in Section 2.3(c).

“Final Net Working Capital” has the meaning specified in Section 2.3(c).

“Fraud” means, with respect to a party, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV, Article V or Article VI (as applicable), provided, that such actual and intentional fraud of such party shall only be deemed to exist if the relevant party had actual knowledge (as opposed to imputed or constructive knowledge) that the representation and warranties made by such party pursuant to, in the case of Seller, Article IV or Article Vas qualified by the Seller Disclosure Schedules, or, in the case of Buyer, Article V as qualified by the Buyer Disclosure Schedule, were actually breached when made, with the express intention that the other party rely thereon to its detriment.

“Fundamental Rep” has the meaning specified in Section 9.1(b)(i).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any (i) government or any governmental, regulatory or administrative body thereof, or political subdivision thereof, whether federal, state, provincial, municipal, local or foreign, (ii) governmental agency, instrumentality, commission, department, board, bureau or any authority thereof, (iii) multinational or supra national entity, body or authority or (iv) court or tribunal.

“Governmental Damages” means any (i) civil, administrative or criminal penalties, monetary fines, damages, restitution or reimbursements paid or payable to a Governmental Authority, (ii) restitution, damages or reimbursements paid or payable to a third Person as a result of damages levied by a Governmental Authority or (iii) injunctive relief obtained by a Governmental Authority or requirement to alter business practices as determined by a Governmental Authority.

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“Governmental Investigation” means an investigation by a Governmental Authority, other than routine contract audits, site visits, corrective plans or inspections of deliverables.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, ruling, determination or award, in each case entered by or with any Governmental Authority.

“Governmental Permits” has the meaning set forth in Section 4.7.

“Hazardous Substances” means (i) any petroleum, petroleum by-product or break-down product, radiation or radioactive material, asbestos or asbestos-containing material, mold and polychlorinated biphenyl, (ii) any material, substance, mixture or solution that is defined, identified or regulated as a pollutant, contaminant or waste, or as hazardous, toxic, radioactive or words of similar effect, by or pursuant to any Environmental Law and (iii) noise, odor or vibration.

“Income Tax Return” means any Tax Return filed or required to be filed in connection with the determination, assessment or collection of any Tax measured by or imposed on net income or earnings (and any franchise Tax or other Tax in connection with doing business imposed in lieu thereof).

“Indebtedness” of any Person shall mean and include (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument (other than Liabilities pursuant to the Note not to exceed $900,000); (c) commitments or obligations by which such Person assures a creditor against Loss (including contingent reimbursement obligations with respect to undrawn letters of credit); (d) indebtedness secured by an Encumbrance on assets or properties of such Person; (e) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties (but excluding any amounts received from customers for deliveries in progress that the Company recognizes as customer deposits or deferred revenue); (f) any Liability of such Person in respect of drawn banker’s acceptances or letters of credit or overdrafts; (g) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (h) management bonus compensation of the Company accrued and unpaid as of the Closing or triggered by the consummation of the transaction contemplated by this Agreement (other than such compensation paid from Company funds immediately prior to Closing and considered as a reduction in the determined Net Working Capital and Liabilities pursuant to the Retention Bonus Arrangements, not to exceed $1,250,000 and other than those amounts payable under that certain Retention Bonus Agreement, dated as of November 10, 2015, by and between the Company and Craig Chapin); (i) all obligations issued or assumed as the deferred purchase price of property, goods or services (including earn outs); (j) direct or indirect guarantees or other contingent Liabilities (including so called “make-whole”, “take-or-pay” or “keep-well” agreements) with respect to any indebtedness, obligation, claim or Liability of any other Person of a type described in clauses (a) through (i) above; and (k) with respect to any indebtedness, obligation, claim or Liability of a type described in clauses (a) through (i) above, all accrued and unpaid interest, premiums, penalties, breakages costs, unwind costs, fees, termination costs, redemption costs, Expenses and other charges with respect to any thereof. For the avoidance of doubt, neither of the following will be considered Indebtedness for the purposes of this Agreement: (1) Liabilities pursuant to the Retention Bonus Arrangements to the extent such Liabilities do not exceed $1,250,000, in the aggregate; nor (2) any Liability under the Note if and only to the extent such Liability does not exceed $900,000, provided, however, to the extent the Closing does not occur on or before October 31, 2018, the amount in clause (2) will be subject to increase by up to, but no more than, $250,000 for each thirty (30)-day period beginning as of November 1, 2018 until Closing shall occur (with a pro-rated increase for any partial thirty (30)-day period beginning as of November 1, 2018 and prior to Closing), for amounts actually loaned by Seller to the Company under the Loan Agreement and Note pursuant to Section 7.1 below. For the avoidance of doubt, (i) to the extent an amount (including any amount payable pursuant to the Note or the Loan Agreement as of Closing) is addressed by or fits within the definition of “Indebtedness”, as well as the definition of “Net Working Capital”, then such amount shall not be duplicated for purposes of any calculations hereunder; and (ii) any amounts payable pursuant to the Note or the Loan Agreement as of Closing in excess of the limits set forth above, including any amounts added pursuant to Section 7.1, will be deemed to be Indebtedness.

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“Indemnified Party” has the meaning specified in Section 9.3(a).

“Indemnitor” has the meaning specified in Section 9.3(a).

“Indemnity Notice Period” has the meaning specified in Section 9.4(a).

“Intellectual Property” means all of the following, whether protected, created or arising under the laws of the United States or any non-U.S. jurisdiction: (a) patents and patent applications (including all patents issuing thereon), together with all continuation applications of all types, including reissuances, divisions, continuations, continuations-in-part, revisions, extensions and re-examinations thereof, and all rights therein provided by international treaties or conventions rights; (b) trademarks, service marks, trade dress, logos, and trade names, whether registered or unregistered, and Internet domain names; (c) copyrightable works (including software), all copyrights and applications, and all registrations and renewals in connection therewith; and (d) trade secrets.

“Interim Balance Sheet” means the balance sheet of the Company as of the Interim Balance Sheet Date.

“Interim Balance Sheet Date” has the meaning specified in Section 4.4(a).

“Knowledge of Buyer” (or similar phrase to the same effect) means the actual knowledge with respect to each of Richard Mills and Will Logan.

“Knowledge of Seller” (or similar phrase to the same effect) means the actual knowledge with respect to each of Craig Sholder, Craig Chapin, Bob Roddy, Rodrick Glass, Jason McCallum, Mike Phipps and Lance Cornell.

“Liabilities” means any Indebtedness or other debt, liability, claim, demand, Expense, commitment or obligation (whether direct or indirect, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description, including all expenses related thereto, but only to the extent treated as a liability under GAAP.

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“Licensed Intellectual Property” means all Intellectual Property licensed to the Company.

“Loan Agreement” means that certain Revolving Loan Agreement by and between the Company and Seller dated as of September 27, 2016, as amended by that certain Amendment Number 1 effective as of August 1, 2017, that certain Amendment Number 2 effective as of October 26, 2017, and that certain Amendment Number 3 effective as of February 27, 2018, as the same may be further amended.

“Losses” means all losses, damages, fines, penalties, fees, costs and Expenses (including reasonable attorney and other professional fees, costs and Expenses, including reasonable out-of-pocket fees and costs of investigation), Governmental Damages, settlement amounts, awards, judgments and Liabilities of any kind, including any action, suit, investigation, audit, claim or assessment pending or proposed or threatened to be brought by any Governmental Authority or Person.

The term “Losses” shall not include any consequential, incidental, indirect, special, exemplary or punitive damages, including any lost profits, provided it shall include the foregoing to the extent any Person seeking indemnification hereunder has paid the same to a third Person, and shall not include any allocation of solely internal costs or expenses of Indemnified Parties. For any Third Party Claim, the amount of Losses shall not exceed the actual out of pocket Losses paid or payable by the Buyer Group Members with respect to such Third Party Claim.

“Material Contract” means any written or oral contract, agreement, agreed statement of work, commitment, understanding or instrument to which the Company is a party or by which it is bound that: (a) contains an obligation of the Company to purchase, license or lease goods, products or services from a supplier of the Business (i) that, either individually or together with any related oral contract, agreement, agreed statement of work, commitment, understanding or instrument, has or that Seller reasonably expects will result in purchases or other payments in an aggregate amount that exceeds $100,000.00 in the 2017 or 2018 fiscal year, respectively, or (ii) that extends for a period of more than one (1) year; (b) is for the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) during the five (5)-year period prior to the date hereof; (c) is with a Material Customer; (d) contains a power of attorney, other than those entered into in the ordinary course of business, granted by the Company; (e) creates or relates to any partnership or joint venture or the sharing of revenues, profits, Losses, costs or Liabilities; (f) if breached or terminated has or would reasonably be expected to have a Seller Material Adverse Effect; (g) is for cleanup, abatement, removal or other action in connection with any Hazardous Substances; (h) under which the Company has advanced or loaned any amount of money to any of its directors, officers or employees; (i) relates to the employment of, or the performance of services by, any Person, including any Company Employee, consultant or independent contractor that will result in payments by the Company in an aggregate amount that exceeds $100,000 in any one (1) year period; (j) creates or involves any agency relationship or distribution agreement material to the Company; (k) relates to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party or Affiliate of the Company; (l) grants any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any assets of the Company; (m) is for capital expenditures or the acquisition or construction of fixed assets requiring payment by the Company of an amount in excess of $100,000; (n) contains a covenant not to compete or solicit employees or containing any restrictive covenant (including any “most favored nation” clause); or (o) relates to Indebtedness or creates or provides a third party the right to create an Encumbrance (other than Permitted Encumbrances) in any of the Company’s material assets.

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“Material Customers” means the ten (10) largest customers of the Company (measured by dollar volume of purchases of goods, products or services during the 12-month period ended March 30, 2018).

“Net Working Capital” means total current assets minus total current liabilities of the Company as of Closing, as calculated pursuant to GAAP (except as specifically set forth herein or on Exhibit A) as set forth on Exhibit A hereto; provided, however, that Closing Date Indebtedness paid from the proceeds of Closing pursuant to Section 3.2 hereof shall not be considered to be a liability in determining Net Working Capital. For the avoidance of doubt, to the extent an amount is addressed by or fits within the definition of “Net Working Capital”, as well as the definition of “Indebtedness”, such amount shall not be duplicated for purposes of any calculations hereunder.

“Net Working Capital Adjustment” shall mean either (i) the excess of the Target Net Working Capital over the Estimated Net Working Capital (a negative adjustment), or (ii) the excess of the Estimated Net Working Capital over the Target Net Working Capital (a positive adjustment).

“Note” means that certain demand promissory note dated as of September 27, 2016, issued by the Company to Seller pursuant to the Loan Agreement, as the same may be amended.

“Offering Documents” has the meaning specified in Section 7.7(f).

“Owned Intellectual Property” means all Intellectual Property owned by the Company.

“Permitted Encumbrances” means any: (a) Encumbrances for Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith; (b) statutory Encumbrances of landlords and workers’, carriers’, materialmen’s, suppliers’ and mechanics’ or other like Encumbrances incurred in the ordinary course of business; (c) Encumbrances and encroachments which do not materially interfere with the present use of the properties they affect; (d) Encumbrances that will be released prior to or as of the Closing; (e) Encumbrances created by or through Buyer or any of its Affiliates; (f) Encumbrances in respect of any obligations as lessee under capitalized leases; (g) Encumbrances arising under worker’s compensation, unemployment insurance, social security, retirement and similar Requirements of Laws; and (h) Encumbrances arising under federal or state securities laws.

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“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Personal Data” shall mean all data (i) in the possession of the Company relating to one or more individual(s) who can be identified from such data, whether directly or in combination with other information in the possession of the Company, and (ii) that would be personally identifiable information under applicable Privacy Laws.

“Pre-Closing Income Tax Return” has the meaning specified in Section 7.2(a)(i).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Preliminary Closing Statement” has the meaning specified in Section 2.3(b).

“Preliminary Net Working Capital” has the meaning specified in Section 2.3(b).

“Privacy Laws” shall mean applicable laws relating to privacy and the protection of Personal Data.

“Purchase Price” has the meaning specified in Section 2.2.

“Related Party” means: (i) each individual who is, or who has at any time in the last five (5) years, been, an officer or director of the Company, and each individual who is an officer or director of the Seller; (ii) each member of the immediate family of each of the individuals referred to in clause (i) above; (iii) any trust or other entity (other than the Company) in which any one of the individuals referred to in clauses (i) and (ii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest; and (iv) the Seller.

“Requirements of Laws” means non-U.S. or United States federal, state and local laws, statutes, regulations, directives, rules, codes, ordinances or treaties enacted, adopted, issued or promulgated by any Governmental Authority, including the common law of any such jurisdiction.

“Retention Bonus Arrangements” means, collectively: (i) that certain Retention Bonus Arrangement by and between Rodrick Glass and the Company, dated as of November 10, 2015; and (ii) that certain Retention Bonus Arrangement by and between Jason McCallum and the Company, dated as of November 10, 2015.

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“Revenues” means, for any period of determination, cumulative revenues of the Business conducted by the Company or any successor for such period determined in accordance with U.S. GAAP. Revenues shall be, except as specifically stated otherwise, determined according to GAAP consistently applied in accordance with Buyer’s accounting policies and practices.

“Schedule Supplement” has the meaning set forth in Section 7.9.

“Schedules” mean the Seller Disclosure Schedules and Buyer Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble hereto.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Seller under this Agreement or in connection herewith.

“Seller Disclosure Schedules” mean the disclosure schedules of the Company and the Seller attached to the final executed copy of this Agreement.

“Seller Group Member” means Seller and its Affiliates and their respective successors and assigns.

“Seller Material Adverse Effect” means (a) the termination or the official written notice of termination of (or the intent to terminate) any Material Contract in effect as of the date hereof with any of AMC-DM (which, for the avoidance of doubt, is conducted on a purchase order basis, and accordingly only a notice of intent to cease operation of the Company’s products by AMC-DM would be deemed a termination of such Material Contract), Long John Silver’s, LLC or Epoch Development, (b) the termination of the employment of Rodrick Glass for any reason, or (c) any other fact, state of facts, occurrence, condition, circumstance, change, effect or development that, individually or when taken together with other facts, events, changes, developments, circumstances or effects, is or would reasonably be expected to (i) have a material adverse effect on or change in the Company or its assets, Liabilities, condition (financial or otherwise), results of operations or Business, taken as a whole or (ii) prevent or materially delay the ability of the Company or Seller to consummate the transactions contemplated hereby, provided, however, that in the case of the preceding clause (a), (b) or (c)(i) other than any such fact, state of facts occurrence, condition, circumstance, change, effect or development to the extent resulting from: (A) changes in the general worldwide or U.S. financial, securities and currency markets, changes in prevailing interest rates or exchange rates or changes in general worldwide or U.S. economic, regulatory or political conditions; (B) acts of war (whether or not declared), armed hostilities, or terrorism or the escalation or worsening thereof or other events or changes that generally affect the participants in the industry in which the Company operates; (C) any natural disaster or act of God; or (D) changes in applicable Requirements of Law affecting the Business or the Company; (E) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (F) any failure of the Company to meet any projections or forecasts (provided, that this clause (F) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Seller Material Adverse Effect if such change or effect is not otherwise excluded from determining whether there is a Seller Material Adverse Effect); (G) the taking of any action contemplated by the Transaction Documents; (H) or related to the Buyer or its Affiliates, including, without limitation, that the Buyer may be the controller of the Business of the Company following Closing; (I) any actions or omissions by Buyer or any of its Affiliates; (J) any matter set forth in the Seller Disclosure Schedules; (K) any loss of personnel except as expressly provided above; or (L) any adverse change in or effect on the Business that is cured prior to the Closing such that it would no longer have a Seller Material Adverse Effect.

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“Share” has the meaning specified in the recitals hereto.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Target Net Working Capital” means a negative amount of $1,741,607.

“Target Revenues” means $13,000,000.

“Tax” means all United States federal, state and local and any non-U.S. taxes, including income, excise, estimated, escheat, property, sales, use, transfer, franchise, employment, payroll, withholding, social security, alternative or add-on minimum, ad valorem, value added, transfer, stamp, environmental tax, customs, duties, imposts and other similar governmental charges, together with any interest, penalties, additions or additional amounts with respect thereto.

“Tax Claim” has the meaning specified in Section 7.2(d)(i).

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Third Party Claim” has the meaning set forth in Section 9.3(a).

“Transaction Deductions” means all Tax deductions available to the Company as a result of or in connection with the transactions contemplated by this Agreement (including, without limitation, deductions related to repayment of Indebtedness, the payment of Transaction Expenses and payments of amounts that would have been Transaction Expenses but for the fact that they were paid prior to the Closing, and the payment of any fees or other costs and expenses associated with the transactions contemplated by this Agreement).

“Transaction Documents” means this Agreement and all Buyer Ancillary Agreements, Company Ancillary Agreements and Seller Ancillary Agreements.

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“Transaction Expenses” means the unpaid legal fees, disbursements and other compensation payable to legal counsel, accountants and other advisors of Seller and/or the Company, that are incurred up to and including the Closing and that are payable by Seller and/or the Company (whether before or after the Closing) in connection with the negotiation, preparation or execution of this Agreement or the other documents contemplated hereby and the consummation of the transactions contemplated hereby. As used herein, the term “Transaction Expenses” shall not include any fees and expenses incurred by Buyer or incurred by Seller after the Closing. For the avoidance of doubt, to the extent an amount is addressed by or fits within the definition of “Transaction Expenses”, as well as the definitions of “Indebtedness” and/or “Net Working Capital,” such amount shall not be duplicated for purposes of any calculations hereunder.

“U.S.” or “United States” means the United States of America.

Article II

PURCHASE AND SALE OF SHARE

2.1 Purchase and Sale of Share. On the terms and subject to the conditions hereof, at the Closing: (a) Seller will sell, assign, transfer and convey to Buyer, and Buyer will purchase and acquire from Seller, free and clear of all Encumbrances (other than Permitted Encumbrances described in clauses (d), (e) and (h) of the definition of Permitted Encumbrances), all of Seller’s right, title and interest in and to the Share; and (b) Buyer will assume the obligations of the Company under the Note pursuant to delivery of the Amended and Restated Note.

2.2 Purchase Price. The purchase price for the Share (the “Purchase Price”) shall be Eight Million Four Hundred Fifty Thousand Dollars ($8,450,000), consisting of the following: (i) Six Million Three Hundred Thousand Dollars ($6,300,000) in cash (the “Cash Consideration”), subject to adjustment as provided in Section 2.3; (ii) the assumption of Liabilities of the Company to Seller under the Note pursuant to the Amended and Restated Note (in an amount not to exceed $900,000 but subject to increase pursuant to the provisions of Section 7.1); and (iii) the assumption of Liabilities of the Company pursuant to the Retention Bonus Arrangements (in an amount not to exceed $1,250,000); plus the amount of the Earn-Out Payment, if any, as provided in Section 2.5.

2.3 Closing Statement; Computation of Closing Statement and Net Working Capital.

(a) Not less than three (3) business days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Closing Statement”), which sets forth as of the Closing: (i) by creditor or payee, the estimated Closing Date Indebtedness; (ii) Seller’s good faith estimate of the Net Working Capital calculated in accordance with Exhibit A hereto, together with reasonable supporting documentation therefor (which estimate must be arithmetically correct, calculated in accordance with Exhibit A, and acceptable to Buyer on that basis) (the “Estimated Net Working Capital”); and (iii) wire account information of (A) a United States bank account of the Company (for the portion of the Purchase Price payable to the Company pursuant to Section 3.2(a)), and (B) each creditor, payee and advisor listed on the Estimated Closing Statement. Buyer shall have twenty-four (24) hours following receipt of the Estimated Closing Statement to object (on the grounds that the calculation is arithmetically incorrect or inconsistent with Exhibit A) or provide any comments with respect to the calculation of Estimated Net Working Capital, which comments Seller will consider in good faith.

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(b) No more than ninety (90) days after the Closing Date, Buyer will prepare and deliver to Seller a certificate executed by Buyer (the “Preliminary Closing Statement”) setting forth Buyer’s calculation of the Net Working Capital calculated in accordance with Exhibit A hereto (the “Preliminary Net Working Capital”). The Preliminary Closing Statement shall be prepared in accordance with GAAP. The inventory valuation set forth in the Preliminary Closing Statement will be based on the review conducted by the Company’s auditors as of June 30, 2018.

(c) Seller shall have thirty (30) days following receipt of the certificate referenced in Section 2.3(b) in which to review the Preliminary Closing Statement and Preliminary Net Working Capital. In connection therewith, Seller and its authorized representatives (including outside accountants) shall have reasonable access to all relevant books and records of the Company to the extent reasonably requested to complete such review. If Seller does not object to the Preliminary Closing Statement and Preliminary Net Working Capital prior to the expiration of such 30-day period, such closing statement and net working capital calculation shall become the “Final Closing Statement” and “Final Net Working Capital,” respectively, for all purposes of this Agreement. If Seller objects to the Preliminary Closing Statement and Preliminary Net Working Capital, Seller shall send a written notice to Buyer specifying its objections in reasonable detail and the basis therefor, prior to the expiration of such 30-day period; provided, however, that Seller may only object to the Preliminary Closing Statement and the Preliminary Net Working Capital on the basis that Buyer’s calculation thereof was not done so in accordance with Section 2.3(b), or that the Preliminary Closing Statement or the Preliminary Net Working Capital contains mathematical errors on its face. During the fifteen (15)-day period following Buyer’s receipt of any such objection notice, Buyer and Seller shall attempt to resolve the differences specified in such objection notice and any resolution by them (evidenced in a writing signed by Buyer and Seller) of such differences shall be final, binding and conclusive for all purposes of this Agreement. If at the conclusion of such 15-day period any amounts remain in dispute, then the amounts so in dispute (the “Disputed Items”) shall be submitted to a nationally recognized firm of independent public accountants unaffiliated with the Company or Seller (the “Accounting Arbitrator”) mutually selected by Seller and Buyer within ten (10) days after the expiration of such 15-day period. The Accounting Arbitrator shall act as an arbitrator to determine and resolve, based solely on presentations by Seller and Buyer, and not by independent review, only the Disputed Items. With respect to each Disputed Item, such determination, if not in accordance with the position of either Buyer or Seller, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Buyer or Seller with respect to such Disputed Item. The parties shall use commercially reasonable efforts to cause the Accounting Arbitrator to render a determination within thirty (30) days of their selection and to set forth such determination in a written statement delivered to Seller and Buyer, which shall, absent manifest error, be final, binding and conclusive for all purposes of this Agreement. The Preliminary Closing Statement and the Preliminary Net Working Capital shall be adjusted to reflect all agreed-upon changes and the resolution of all Disputed Items by the Accounting Arbitrator and, as so adjusted, shall be the “Final Closing Statement” and “Final Net Working Capital,” respectively, for all purposes of this Agreement. All fees and expenses of the Accounting Arbitrator shall be shared by Buyer and Seller in inverse proportion to the relative amounts of the disputed amount determined to be for the account of Buyer and Seller, respectively.

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2.4 Purchase Price Adjustment. Not later than five (5) business days following final determination of the Final Closing Statement and the Final Net Working Capital pursuant to Section 2.3, (i) if, as finally determined pursuant to Section 2.3, the Final Net Working Capital is less than the Estimated Net Working Capital, then such deficiency shall be paid to Buyer directly by Seller by wire transfer of immediately available funds to such United States bank account of Buyer as Buyer shall designate in writing to Seller, or (ii) if, as finally determined pursuant to Section 2.3, the Final Net Working Capital is greater than the Estimated Net Working Capital, then such excess shall be paid by Buyer to Seller by wire transfer of immediately available funds to such United States bank account of Seller as Seller shall designate in writing to Buyer. The adjustment referred to in this Section 2.4 shall be considered a reduction in, or addition to, the Purchase Price, as applicable.

2.5 Earn-Out Payment.

(a) Subject to the provisions of this Section 2.5, beginning as of December 31, 2019, if Actual Revenue equals or exceeds Target Revenue for any Earn-Out Period, Buyer shall pay to Seller an amount equal to Two Million Dollars ($2,000,000) (such amount, if any, the “Earn-Out Payment”). The Earn-Out Payment shall be due and payable only one time, regardless of the number of Earn-Out Periods in which Actual Revenue equals or exceeds Target Revenue.

(b) As promptly as practicable after the end of each calendar quarter or calendar year during the Earn-Out Period, but in no event later than forty-five (45) days after the end of each such calendar quarter or seventy-five (75) days after the end of each such calendar year, Buyer shall prepare and deliver to Seller financial statements in sufficient detail to allow Seller to monitor the Actual Revenues for such period. Buyer shall cooperate with Seller in connection with the review of such financial statements, including, without limitation, providing Seller and its accountants with prompt and reasonable access to financial information of the Business used in the preparation of such financial statements.

(c) Any Earn-Out Payment due pursuant to this Section 2.5 shall be paid to Seller within sixty (60) days following the earliest close of Buyer’s annual audit or quarterly review, as applicable, following the end of an Earn-Out Period in which Actual Revenue equals or exceeds Target Revenue. In the event the Actual Revenues for any Earn-Out Period are disputed, the parties will determine the Actual Revenues as provided hereunder.

(i) As promptly as practicable after the end of each Earn-Out Period, but in any event within sixty (60) days following the earliest close of Buyer’s quarterly review or annual audit, as applicable, Buyer shall deliver to Seller a report (the “Earn-Out Report”) signed by an authorized representative of Buyer setting forth the calculation of Actual Revenues and the Earn-Out Payment, if any. Buyer shall, and shall cause its Affiliates to, permit Seller to have reasonable access, after reasonable notice, to the books and records of the Company used in calculating the Earn-Out Payment for the purpose of verifying the calculation of Actual Revenues, and except for such purpose and determination pursuant to this Section 2.5, Seller shall hold all such information on a confidential basis.

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(ii) If Seller disputes any items in the Earn-Out Report, Seller shall, within thirty (30) days after receipt of such Earn-Out Report (the “Earn-Out Review Period”), deliver written notice to Buyer of any objections to the Earn-Out Report (the “Earn-Out Objection Notice”), which shall specify in reasonable detail the rationale for such disagreement and the amount in dispute. Buyer and Seller shall attempt in good faith to reach an agreement as to any matters identified in the Earn-Out Objection Notice as being in dispute. If Seller and Buyer fail to resolve all such matters in dispute within ten (10) business days after Seller’s delivery of the Earn-Out Objection Notice to Buyer, then any matters identified in the Earn-Out Objection Notice that remain in dispute shall be finally and conclusively determined by the Accounting Arbitrator, selected in a manner consistent with Section 2.3 hereof. Seller and Buyer shall direct the Accounting Arbitrator to use commercially reasonable efforts to complete its work within thirty (30) days after its acceptance of its appointment as the Accounting Arbitrator, and shall further direct the Accounting Arbitrator to determine only those matters in dispute under the Earn-Out Objection Notice and not thereafter resolved by Buyer and Seller. The Accounting Arbitrator shall render a written report as to the disputed matters, which report shall thereupon be conclusive and binding upon all parties, absent manifest error. All fees and expenses of the Accounting Arbitrator pursuant to this Section 2.5 shall be shared by Buyer and Seller in inverse proportion to the relative amounts of the disputed amount determined to be for the account of Buyer and Seller, respectively. If Seller fails to notify Buyer of any disputes within the Earn-Out Review Period, the Earn-Out Report (including the calculation of Actual Revenues) shall be conclusive and binding on all parties, effective upon the expiration of the Earn-Out Review Period. If Seller notifies Buyer of its agreement with any items in the calculation of Actual Revenues, such items shall be conclusive and binding on all parties immediately upon such notice. The date on which an Earn-Out Report is finally determined in accordance with this Section 2.5(c) to include Actual Revenues that equal or exceed Target Revenues is hereinafter referred to as the “Earn-Out Determination Date.”

(iii) Promptly following the Earn-Out Determination Date, and in any event within ten (10) business days following the Earn-Out Determination Date, Buyer shall pay to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller, an amount equal to the Earn-Out Payment as determined in accordance with Section 2.5(c), if any.

Article III

CLOSING

3.1 Closing Date. On the second business day following the satisfaction or waiver of the conditions set forth in Section 8.1 and Section 8.2 (other than such conditions which, by their nature, are to be satisfied at Closing), or on such other date as Seller and Buyer may mutually agree, the purchase and sale of the Share (the “Closing”) shall take place at the offices of Paul Hastings LLP, 1170 Peachtree Street, N.E., Suite 100, Atlanta, GA 30309, or such other place as the Company and Buyer may agree in writing or remotely via the electronic exchange of executed documents or closing deliverables (the date on which the Closing takes place being the “Closing Date”). For all purposes under this Agreement and all other Transaction Documents, the Closing shall be deemed to be effective as of the Effective Time.

3.2 Closing Date Payment. At Closing, Buyer shall deliver:

(a) to the account of the Company set forth in the Estimated Closing Statement, by wire transfer of immediately available funds, an amount equal to the Closing Date Cash Payment, which amount shall be reduced by the amount of the Transaction Expenses;

(b) by wire transfer of immediately available funds, to the account(s) set forth in the Estimated Closing Statement, the amount of Transaction Expenses; and

(c) by wire transfer of immediately available funds, to the U.S. account(s) set forth in the Estimated Closing Statement, the amount of Closing Date Indebtedness.

3.3 Buyer’s Additional Deliveries. At Closing, Buyer shall deliver to Seller all of the following:

(a) An amended and restated Note in the form attached hereto as Exhibit B (the “Amended and Restated Note”) pursuant to which Buyer will assume the obligations of the Company under the Note, and Seller agrees that Buyer’s obligations under the Amended and Restated Note replace the Company’s obligations under the Note and Loan Agreement and the latter two shall be, as of the Effective Time, null and void (with any amounts owing under the Note considered “Indebtedness” under the definition thereof being forgiven upon the delivery of the Amended and Restated Note at the Closing)1;

(b) A certificate of the secretary of Buyer, dated the Closing Date, certifying that attached thereto are true, correct and complete copies of (A) the Articles of Incorporation of Buyer, with no amendments thereto since a specified date; (B) the by-laws of Buyer; (C) the resolutions of the board of directors of Buyer (i) authorizing the execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements and the transactions contemplated hereby and thereby; and (D) the incumbency and signatures of the officers of Buyer executing this Agreement or any of the Buyer Ancillary Agreements;

(c) A good standing certificate of Buyer dated within ten (10) business days of the Closing Date; and

(d) A counterpart signature page of all Buyer Ancillary Agreements.

1 Note to Buyer: Subject to tax review.

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3.4 Seller’s Deliveries. At Closing, Seller shall deliver to Buyer all of the following:

(a) A copy of the Articles of Incorporation of the Company, certified as of a date no earlier than ten (10) days prior to the Closing Date by the Secretary of State of its state of incorporation;

(b) A certificate of the secretary of the Company, dated the Closing Date, certifying that attached thereto are true, correct and complete copies of (A) the Articles of Incorporation of the Company, with no amendments thereto since a specified date; (B) the by-laws of the Company; (C) the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the Company Ancillary Agreements and the transactions contemplated hereby and thereby; and (D) the incumbency and signatures of the officers of the Company executing this Agreement or any of the Company Ancillary Agreements;

(c) A certificate of the secretary of the Seller, dated the Closing Date, certifying that attached thereto are true, correct and complete copies of (A) the Articles of Incorporation of the Seller, with no amendments thereto since a specified date; (B) the by-laws of the Seller; (C) the resolutions of the board of directors of the Seller authorizing the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements and the transactions contemplated hereby and thereby; and (D) the incumbency and signatures of the officers of the Seller executing this Agreement or any of the Seller Ancillary Agreements;

(d) A good standing certificate of the Company and a good standing certificate of the Seller, each dated within ten (10) business days of the Closing Date;

(e) Letters of resignation of each officer and director of the Company, dated as of the Closing Date;

(f) A certificate representing the Share, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate Transfer Tax stamps, if any, affixed;

(g) A counterpart signature page of all the Company Ancillary Agreements and Seller Ancillary Agreements;

(h) Evidence reasonably acceptable to Buyer that all consents or approvals set forth on Schedule 3.4(h) have been obtained;

(i) Evidence reasonably acceptable to Buyer of the termination of all Material Contracts with Related Parties and Affiliates of the Seller in accordance with Section 4.21;

(j) Evidence reasonably acceptable to Buyer that the Note has been cancelled and the Loan Agreement has been terminated, effective upon issuance of the Amended and Restated Note at the Effective Time; and

(k) Evidence reasonably acceptable to Buyer that Seller has agreed to pay, on behalf of the Company, any amounts due and owing from and after the Closing to Craig Chapin under that certain Retention Bonus Agreement, dated as of November 10, 2015, by and between the Company and Craig Chapin.

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Article IV

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller and the Company each jointly and severally represents and warrants to Buyer and agrees as follows. Whether or not an exception is noted in the text of this Article IV, all representations and warranties concerning the Company are made subject to an applicable disclosure in the Seller Disclosure Schedules making specific reference to the Section or Sections of this Agreement to which it applies, or to the extent reasonably apparent on its face.

4.1 Organization of the Company; Capitalization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Company is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions in which the ownership or leasing of its material assets or the conduct of the Business requires such qualification except for jurisdictions in which the failure to be in good standing would not reasonably be expected to have a Seller Material Adverse Effect. The Company has full corporate power and authority to own or lease and to operate and use its assets and to carry on the Business as now conducted.

(b) The authorized capital stock of the Company consists of One Million (1,000,000) shares of common stock, of which One (1) share of common stock is issued and outstanding. The Share constitutes all of the outstanding shares of the Company. The Seller owns the Share free and clear of all Encumbrances (other than Permitted Encumbrances described in clauses (d), (e) and (h) of the definition of Permitted Encumbrances). The Share has been duly authorized and validly issued and is fully paid and nonassessable. Except for the Share, there are no other equity securities of the Company or other rights in or with respect thereto outstanding. As of the Closing, no Person will have any right in or to any equity interest of the Company other than Seller.

(c) There are no options, warrants, puts, calls, rights, arrangements, commitments or agreements to which the Company is a party or by which it is bound or to which any other Person is a party, relating to the issuance, sale, purchase, repurchase, conversion, exchange, registration, voting, transfer or redemption of the Share or other equity interests or securities of the Company, whether on conversion of other securities or otherwise, or obligating the Company to grant, extend or enter into any such option, warrant, put, call, right, arrangement, commitment or agreement, and there are no outstanding contractual rights to which the Company is a party, the value of which is based on the value of the Share. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire the Share.

(d) The Company is not a party to and there does not exist any stockholder agreement, voting trust agreement or any other similar contract restricting or otherwise relating to the voting, dividend, ownership or transfer rights of any shares of capital stock of the Company.

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(e) The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with Seller on any matter.

(f) The Share has not been issued in violation of, and is not subject to, any preemptive or subscription rights, and the Share has been offered, issued, sold and delivered by the Company in compliance with all applicable federal and state securities laws.

(g) True and complete copies of the Articles of Incorporation and all amendments thereto and of the bylaws, as amended to date, of the Company have been delivered to Buyer.

4.2 Subsidiaries and Investments. Except as set forth in Section 4.2 of the Seller Disclosure Schedules, the Company does not own, directly or indirectly, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture, limited liability company or other entity.

4.3 Authority of the Company; No Conflict. The Company has full corporate power and authority to execute, deliver and perform this Agreement and the Company Ancillary Agreements to which it is named as a party and to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof. This Agreement has been duly authorized, executed and delivered by the Company and is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms. Each Company Ancillary Agreement has been duly authorized and, when executed and delivered by all parties thereto, will be the legal, valid and binding obligation of the Company, enforceable in accordance with their respective terms. Except as set forth in Section 4.3 of the Seller Disclosure Schedules or as may result from any facts and circumstances relating to Buyer or any of its Affiliates, neither the execution and delivery of this Agreement or the Company Ancillary Agreements, nor the consummation of any of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of notice, first refusal, acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances, but in the case of the Share only pursuant to the clauses (d), (e) and (h) of the definition of Permitted Encumbrances) upon the Share or any assets or properties of the Company, under (a) the Articles of Incorporation or Bylaws of the Company, (b) any Company Agreement, (c) any Governmental Order to which the Company is a party or by which the Company is bound, or (d) any material Requirements of Laws affecting the Company, the assets or Business of the Company.

4.4 Financial Statements; Undisclosed Liabilities.

(a) Section 4.4(a) of the Seller Disclosure Schedules contains (i) the audited balance sheets and related statements of income, cash flows and stockholders’ equity for the Company as of and for the years ended March 31, 2017 and 2018, and (ii) the reviewed balance sheets and related statements of income, cash flows and stockholders’ equity for the Company as of and for the three months ended June 30, 2018 (the “Interim Balance Sheet Date”). Except as set forth therein, all such balance sheets and statements of income, cash flows and stockholders’ equity have been prepared in all material respects in conformity with GAAP consistently applied and present fairly in all material respects the financial position, results of operations and cash flows of the Company as of their respective dates and for the respective periods covered thereby.

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(b) Except as set forth in Section 4.4(b)(i) of the Seller Disclosure Schedules, the Company is not subject to any material Liability (including unasserted claims required to be disclosed on the financial statements prepared in accordance with GAAP or any off balance sheet arrangements (as defined in Item 303 of Regulation S-K promulgated by the SEC)), which is not shown or which is in excess of amounts shown or reserved for in the balance sheet of the Company as of the Balance Sheet Date, other than Liabilities disclosed in the Interim Balance Sheet or Liabilities of the same nature as those set forth in the Interim Balance Sheet and incurred in the ordinary course of business after the date of the Interim Balance Sheet. Except as set forth on Section 4.4(b)(ii) of the Seller Disclosure Schedules, the Company has no loans or debt for borrowed money or other Indebtedness.

4.5 Operations Since Balance Sheet Date. Except as set forth in Section 4.5 of the Seller Disclosure Schedules, since the Balance Sheet Date: (a) there has been no Seller Material Adverse Effect with respect to the Company; and (b) the Company has conducted the Business only in the ordinary course and in conformity with past practice in all material respects.

4.6 Title to Assets; Availability and Condition of Assets.

(a) The Company has good and marketable title to all material assets used in or necessary for the operation of the Business as conducted as of the date hereof, free and clear of any Encumbrances (other than Permitted Encumbrances).

(b) The assets and properties owned or leased by the Company (other than Intellectual Property, which is exclusively addressed below in Section 4.12) constitute all of the material assets and properties used in or necessary for the operation of the Business as conducted as of the date hereof (including all books, records, computers and computer programs and data processing systems) and all such tangible assets are in good condition (subject to normal wear and tear) and serviceable condition, free from material defects and are suitable for their current uses.

4.7 Governmental Permits. The Company owns, holds or possesses all material licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Authority which are necessary to entitle it to own and operate the Business and to carry on and conduct the Company substantially as conducted as of the date hereof or as to which the failure to have the same would have a Seller Material Adverse Effect (herein collectively called “Governmental Permits”). The Governmental Permits are listed in Section 4.7 of the Seller Disclosure Schedules. The Company is in compliance in all material respects with all such Governmental Permits. All Governmental Permits are in full force and effect.

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4.8 Employees and Employment Matters.

(a) Section 4.8(a) of the Seller Disclosure Schedules sets forth a list, as of the date hereof, of all Company Plans (none of which are defined benefit plans as defined under ERISA). The Company has previously made available to Buyer true and complete copies of the following documents with respect to each Company Plan, to the extent applicable: (i) any plan documents and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the most recent summary plan descriptions and benefit handbooks; (iii) the two most recent annual reports on Form 5500 and all schedules thereto; (iv) the most recent Internal Revenue Service determination or opinion letter; (v) the two most recent actuarial reports; and (vi) written descriptions of all non-written Company Plans or agreements relating to non-written Company Plans.

(b) Within the past five (5) years, neither the Company nor any of its ERISA Affiliates has sponsored, maintained, contributed to or otherwise incurred any Liability under any (i) employee benefit plan within the meaning of Section 3(3) of ERISA subject to Title IV of ERISA or Code Section 412; or (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA).

(c) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that the form of such plan is so qualified or is in the form of a master or prototype plan that is the subject of a favorable Internal Revenue Service opinion letter upon which the adopting employer is entitled to rely, and to the Knowledge of Seller no fact or event has occurred that could reasonably be expected to result in the revocation or non-reliance of such letter.

(d) Each Company Plan is now and at all times within the past five (5) years has been administered in all material respects in accordance with its terms and the requirements of all applicable Requirements of Laws.

(e) Within the past five (5) years, no “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that could reasonably be expected to subject the Company to any material Tax. No act or omission has occurred that could reasonably be expected to cause the Company to incur a material tax or assessable payment under Chapter 43 of the Code or a civil penalty under ERISA.

(f) All reports and other documents required to be filed with respect to any Company Plan with any Governmental Authority or distributed to Company Plan participants or beneficiaries (including annual reports, actuarial reports, audits or Tax Returns) have been timely filed or distributed in all material respects, as the case may be, and all governmental requirements with respect thereto have been timely fulfilled.

(g) Neither the Company nor any of its ERISA Affiliates has any current or projected Liability, contingent or otherwise, in respect of post-retirement health or life insurance benefits coverage for retired, former or current Company Employees.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in connection with another event): (i) result in any payment becoming due to any current or former Company Employee; (ii) increase any benefits payable under any Company Plan; or (iii) result in the acceleration of the time of payment, funding or vesting of any such benefits under any Company Plan. None of the compensation payable to any Company Employee, including compensation payable under the Retention Bonus Arrangements, will constitute an “excess parachute payment” under Section 280G of the Code by reason of the consummation of the transactions contemplated by this Agreement or fail to be deductible under Section 162(m) of the Code.

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(i) There are no actions, claims or lawsuits pending or, to the Knowledge of Seller, threatened, in connection with any Company Plan by any current or former Company Employee (or by any of their dependents or beneficiaries), other than routine claims for benefits in the ordinary course.

(j) With respect to each Company Plan, all contributions and premiums required to be made have been made on or before their due dates (including permissible extensions).

(k) The Company is not party to any collective bargaining agreement and is not, and has not previously been, the subject of any collective bargaining or union organizing activity.

(l) With respect to employees of the Business, the Company and its agents are in compliance in all material respects with all Requirements of Laws relating to the employment of employees of the Business (including employment or labor standards, labor relations, occupational health and safety, workers’ compensation, severance payment, employment equity and pay equity) and have paid in full all wages, salaries, commissions, other compensation and benefits and all levies, assessments, contributions and payments to third parties (including social security or social insurance, housing fund, employment insurance, income Tax, employer health Tax, workers compensation, or payments of its contributions with respect to social security agencies, family benefits agencies and any retirement and unemployment related agencies or other payments of Tax and social security payments to Governmental Authorities) due to or on behalf of such employees. No charge of harassment or discrimination in employment or employment practices for any reason, including age, gender, race, religion or other legally protected category, has been asserted or is now pending or, to the Knowledge of Seller, threatened before the United States Equal Employment Opportunity Commission or other Governmental Authority by current or former employees of the Business. To the Knowledge of Seller, the Company is not subject to any pending investigation from any labor inspection or similar Governmental Authority with respect to the Business which could reasonably be expected to result in any Liability. There is currently no action, claim or lawsuit that has been brought or, to the Knowledge of Seller, threatened with respect to current or former employees of the Business. There are no outstanding, unsatisfied obligations to comply with any recommendation or declaration of any Governmental Authority in respect of any of the current or former employees of the Business.

(m) To the extent that the Company has engaged any individual to perform services (other than through a contract with an organization other than such individual) and did not treat such individual as an employee of the Business, such treatment was proper and complied with all Requirements of Laws.

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(n) The representations and warranties set forth in this Section 4.8 are the Company’s sole and exclusive representations and warranties regarding employee benefits and/or labor and employment matters.

4.9 Real and Personal Property.

(a) The Company does not now own, nor has it ever owned, any real property, nor does it hold an option to acquire any real property. Section 4.9(a) of the Seller Disclosure Schedules sets forth a list of each lease or similar agreement under which the Company is lessee of, or holds or operates, any real property owned by any third Person.

(b) Section 4.9(b) of the Seller Disclosure Schedules sets forth a list of each material personal property lease or similar agreement under which the Company is lessee of any personal property owned by any third Person.

4.10 Equipment. Section 4.10 of the Seller Disclosure Schedules contains a detailed list of all equipment, vehicles, furniture and other personal property owned by the Company having an original cost of $10,000 or more.

4.11 No Violation, Litigation or Regulatory Action.

(a) Except as set forth in Section 4.11 of the Seller Disclosure Schedules:

(i) The Company is not the subject of any Governmental Order; and

(ii) The Company complies in all material respects with all applicable Requirements of Laws, including those relating to (A) fraud, (B) Privacy Laws, (C) contracting practices with Governmental Authorities, and (D) Environmental Laws.

(b) Except as disclosed on Section 4.11(b) of the Seller Disclosure Schedules, there are no lawsuits, claims, proceedings or investigations pending or, to the Knowledge of Seller, threatened against or affecting the Company nor is there currently any basis for any of the same.

(c) There is no notice, charge, claim, investigation, audit or assertion by any Governmental Authority against the Company, alleging any material violation of any Requirements of Laws, and to the Knowledge of Seller, no such notice, charge, claim, investigation, audit or assertion is pending, proposed or threatened nor is there currently any basis for the same.

(d) Within the past five (5) years, neither the Company nor to the Knowledge of Seller, any director, officer, employee, agent, sales representative, distributor or similar third Person acting for the benefit of the Company has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (ii) made any unlawful payment or unlawfully offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns and there are no Governmental Investigations pending, or to the Knowledge of Seller, threatened with respect to any of the foregoing.

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(e) The Company has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications, and made all filings, with any Governmental Authority required for the export of products and services to foreign jurisdictions, including regulations controlling the export of U.S. products, services and technologies and the activities of U.S. Persons, as set forth in the Export Administration Regulations (EAR), 15 C.F.R. Parts 730-774, the U.S. antiboycott rules, 15 C.F.R. pt. 760 et seq. and 26 U.S.C. § 908 and 999, the Arms Export Control Act 22 U.S.C. 2778 et seq., the International Traffic in Arms Regulations 22 C.F.R. 120 et seq., the Office of Foreign Asset Control regulations, and all applicable non-U.S. counterparts or equivalents of the foregoing and regulations governing the manufacture and export of defense articles, defense services and associated technical data, as set forth in the International Traffic in Arms Regulations (ITAR), 22 C.F.R. Parts 120-130, as amended (collectively, “Export Approvals”), and the Company is in compliance in all material respects with the terms of all such Export Approvals. There are no Governmental Investigations pending or, to the Knowledge of Seller, threatened against the Company with respect to the Export Approvals, nor to the Knowledge of Seller is there a basis for any of the foregoing, and no Export Approvals for the transfer of export licenses to Buyer are required and neither the execution and delivery of this Agreement or any Ancillary Documents nor the consummation of the transactions contemplated hereby or thereby shall terminate or require any action with respect to any existing Export Approvals.

4.12 Intellectual Property.

(a) Section 4.12(a) of the Seller Disclosure Schedules sets forth a true and complete list of all domestic and foreign patents, patent applications, registered trademark and service marks registrations and applications for registrations thereof, registered copyrights and applications for registration thereof, that are owned or purported to be owned by the Company. To Seller’s knowledge, all such Company Owned Intellectual Property, to the extent registered, is enforceable and, to the Knowledge of Seller, valid.

(b) To the Knowledge of Seller, the Company’s operation of the Business as conducted as of the date hereof does not infringe upon the Intellectual Property rights of any third Person (provided that the representation and warranty set forth in this Section 4.12(b) is and shall be deemed to be to the Knowledge of Seller with respect to any patents of any other Person).

(c) Except as set forth on Section 4.12(c) of the Seller Disclosure Schedules, within the past five (5) years, no legal proceedings or administrative proceedings have been asserted in writing and are pending, or to the Knowledge of Seller, threatened against the Company based upon or challenging or seeking to deny or restrict the rightful ownership or use by the Company of any of the Owned Intellectual Property or the use by the Company of any of the Licensed Intellectual Property.

(d) To the Knowledge of Seller, no third party is engaging in any activity that infringes the Owned Intellectual Property or the Licensed Intellectual Property. The Company has not granted any material license or other material right to any third Person with respect to Owned Intellectual Property or Licensed Intellectual Property outside of the ordinary course of business.

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(e) The Company has taken commercially reasonable steps to maintain the confidentiality of all material trade secrets owned by the Company. To the Knowledge of Seller, in the past five (5) years there has not been: (i) no misappropriation, unauthorized disclosure or use of such trade secrets; and (ii) no such trade secrets have been authorized to be disclosed to any employee or third Person other than pursuant to a non-disclosure agreement. Except as set forth on Section 4.12(e) of the Seller Disclosure Schedules, there are no actions that must be taken by the Company or Buyer within 120 days of the Closing Date for the purposes of obtaining, maintaining, perfecting or renewing any registrations and applications set forth on Section 4.12(a) of the Seller Disclosure Schedules except as may be taken in the ordinary course of business. Except as set forth on Section 4.12(e) of the Seller Disclosure Schedules, no actions have been taken to abandon, relinquish, cancel or otherwise cause or permit to be expired any material Owned Intellectual Property.

(f) Within the past five (5) years, the Company has maintained and used commercially reasonable efforts to maintain its rights all material software owned by the Company (including source code and system specifications) with appropriate proprietary notices, confidentiality and non-disclosure agreements and such other measures as are commercially reasonably to protect the Intellectual Property rights and confidential information contained therein.

(g) Except with respect to representations in Section 4.13 regarding Material Contracts for Intellectual Property, the representations and warranties set forth in this Section 4.12 are the Company’s sole and exclusive representations and warranties regarding Intellectual Property.

4.13 Contracts. Section 4.13(a)(i) of the Seller Disclosure Schedules sets forth a list or description of all Material Contracts (which together with all of the leases, contracts, agreements, commitments, understandings and instruments listed in Sections 4.9 of the Seller Disclosure Schedules comprise the “Company Agreements”). The Company or Seller have provided Buyer with a true and correct copy of each Company Agreement or, in the case of an oral Company Agreement, a written summary thereof. Except as set forth in Section 4.13(a)(ii) of the Seller Disclosure Schedules, each Company Agreement constitutes a valid and binding obligation of the parties thereto and is in full force and effect. The Company is not in material breach or default under, nor has the Company received notice from a third Person alleging any basis for termination or material modification of, any Company Agreement and, to the Knowledge of Seller, no other party to a Company Agreement is in material breach or default thereunder.

4.14 Customers and Suppliers. Section 4.14 of the Seller Disclosure Schedules sets forth a list of names and addresses of all Material Customers and the ten (10) largest suppliers (measured by dollar volume of sales or purchases during the 12-month period ended March 31, 2018) of the Company and the percentage of revenues which each such customer or supplier represented during such 12-month period. Except as set forth in Section 4.14 of the Seller Disclosure Schedules, there exists no actual or threatened termination, cancellation or limitation of, or any proposed adverse modification or change in, the business relationship of the Company with any customer or supplier listed in Section 4.14 of the Seller Disclosure Schedules.

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4.15 No Finder. Neither the Company nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

4.16 Taxes. Except as set forth in Section 4.16 of the Seller Disclosure Schedules: (i) the Company has filed all Tax Returns which are required to be filed and has paid all Taxes which have become due pursuant to such Tax Returns; (ii) all such Tax Returns are complete and accurate in all respects and disclose all Taxes required to be paid by or with respect to the Company for the periods covered thereby; (iii)  there is no action, suit, investigation, audit, claim or assessment pending or, to the Knowledge of Seller, proposed or threatened with respect to Taxes of the Company, and to the Knowledge of Seller, no basis exists therefor; (iv) all monies in respect of Taxes required to be withheld by the Company (including Company Employees for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Company; (v) no written claim has been made by a Governmental Authority in a jurisdiction where the Company has never paid Taxes or filed Tax Returns asserting that the Company is or may be subject to Taxes assessed by such jurisdiction; (vi)  the Company does not have any Liability for Taxes of another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), under any agreement or arrangement (other than any such agreement or arrangement entered into in the ordinary course of business the principal subject matter of which is not Taxes), or as a transferee or successor; (vii) the Company has not participated in any “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2); (viii) within the last two (2) years, the Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code; (ix)  the Company is not a party to any agreement with any Governmental Authority which is currently in force extending the time within which to file any Tax Return or extending the statute of limitations for the assessment or collection of Taxes, other than extending the due date of a Tax Return in the ordinary course of business; and (x) within the past six (6) years, the Company has not been a member of any combined, consolidated or Affiliated Group (other than a group of which Seller is the parent). Except for matters covered by Section 7.2, the representations and warranties set forth in this Section 4.16 are the Company’s sole and exclusive representations and warranties regarding Taxes or Tax matters, and no other representation or warranty contained in any section of this Agreement shall be deemed to be made with respect to Taxes.

4.17 Warranties. The Company has not given any material guarantee or warranty in respect of any of the products sold or the services provided by the Company, except warranties made in the ordinary course of business, and except for warranties, express or implied, pursuant to Requirements of Laws. As of the date hereof, there are no outstanding warranty claims. As of the date hereof, there are no service obligations of the Company in favor of the customers or users of products or services of the Business, except obligations incurred in the ordinary course of business and as set forth on Section 4.17 of the Seller Disclosure Schedules.

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4.18 No Prepayments. Except as disclosed on Section 4.18 of the Seller Disclosure Schedules, none of the assets of the Company reflected on its books and records consists of customer prepayments.

4.19 Inventory. All inventory of the Company has been created or acquired in the ordinary course of business and, as of the date of this Agreement, is fit for the purpose for which it was procured and such inventory (i) is not obsolete, damaged or defective (ordinary wear and tear excepted), and (ii) is of a good quality usable or saleable in the ordinary course of business, subject to reserves therefor recorded in accordance with GAAP and reflected in the financial statements set forth on Section 4.4(a) of the Seller Disclosure Schedules.

4.20 Insurance. Section 4.20 of the Seller Disclosure Schedules sets forth all insurance policies of the Company (or that are maintained by any Affiliate of the Company on behalf of the Company) as of the date of this Agreement. In respect of all such policies: (a) all premiums that are due and owing have been paid to date; (b) to the Knowledge of Seller, all the policies are in force; and (c) neither the Company nor any Affiliate of the Company is in default under any such insurance policy.

4.21 Affiliate Transactions. Section 4.21 of the Seller Disclosure Schedules sets forth all contracts and other arrangements with Seller, and any Affiliates of the Company and the Seller, and any other Related Party.

4.22 No Loans with Insiders. The Company has made no loans or extensions of credit to any director, officer or employee of the Company or of the Seller, and the Company has no debts or other financial obligations payable to any of its directors, officers or employees, or any officers, directors or employees of Seller, other than for salary, commissions and other ordinary compensation as reflected in the balance sheet as of the Balance Sheet Date, and other than the Retention Bonus Arrangements.

4.23 Books and Records. Except as disclosed in Section 4.23 of the Seller Disclosure Schedules, the minute books and other corporate records of the Company, including the identification of all depositary and other financial accounts of the Company (all of which accounts are identified on Section 4.23 of the Seller Disclosure Schedules) are in the Company’s possession, have been in all material respects properly kept and are up-to-date, and contain in all material respects an accurate and complete record of the matters dealt with in those books in accordance with Requirements of Law.

4.24 Full Disclosure. No representation or warranty or other statement made by the Company or Seller in this Article IV, and no factual or qualifying statement contained in the Seller Disclosure Schedules nor any statement in any Seller Ancillary Agreement, contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it is made, not misleading. To the Knowledge of Seller, Seller and the Company have provided to Buyer all material information regarding the Company.

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Article V
REPRESENTATIONS AND WARRANTIES
CONCERNING SELLER AND THE SHARE

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller represents and warrants to Buyer and agrees as follows. Whether or not an exception is noted in the text of this Article V, all representations and warranties concerning Seller are made subject to an applicable disclosure in the Seller Disclosure Schedules making specific reference to the Section or Sections of this Agreement to which it applies, or to the extent reasonably apparent on its face.

5.1 Organization, Standing and Power. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets, including the Share, and to conduct its businesses as presently conducted except for jurisdictions in which the failure to be in good standing would not reasonably be expected to have a Seller Material Adverse Effect.

5.2 Authority; Execution and Delivery; Enforceability. Seller has full power and authority to execute this Agreement and the Seller Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Seller Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller, corporate or otherwise. Seller has duly executed and delivered this Agreement and has duly executed and delivered each Seller Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Seller Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms.

5.3 No Conflicts; Consents. Except as set forth in Section 5.3 of the Seller Disclosure Schedules or as may result from any facts and circumstances relating to Buyer or any of its Affiliates, neither the execution and delivery of this Agreement or the Seller Ancillary Agreements, nor the consummation of any of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event with or without notice or lapse of time, or both, creating rights of notice, first refusal, acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances but in the case of the Share only Permitted Encumbrances described in clauses (d), (e) and (h) of the definition of Permitted Encumbrances) upon the Share or any assets or properties of Seller, under (a) the Articles of Incorporation or Bylaws of Seller, (b) any material agreement to which the Seller is a party or by which any of its assets are bound; (c) any Governmental Order to which Seller is a party or by which Seller is bound, or (d) any material Requirements of Laws affecting Seller, the assets or Business of Seller.

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5.4 The Share. Seller has good and valid title to the Share, free and clear of all Encumbrances (other than Permitted Encumbrances, described in clauses (a), (d), (e) and (h) of the definition of Permitted Encumbrances). Assuming Buyer has the requisite power and authority to be the lawful owner of the Share, upon delivery to Buyer at the Closing of a certificate representing such Share, duly endorsed by Seller for transfer to Buyer, good and valid title to the Share will pass to Buyer, free and clear of any Encumbrances (other than Permitted Encumbrances described in clauses (d), (e) and (h) of the definition of Permitted Encumbrances). Other than this Agreement, the Share is not subject to any voting trust agreement or other contract, including any contract restricting or otherwise relating to the voting, dividend rights or disposition of the Share.

5.5 Compliance with Laws. Seller complies and at all times has complied in all material respects with all Requirements of Laws which are applicable to Seller as a holder of the Share and there are no facts or circumstances to the Knowledge of Seller that could reasonably form the basis for any noncompliance of such Requirements of Law which could impact the ability of Seller to perform its obligations hereunder.

5.6 No Finder. Neither Seller nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

Article VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller and agrees as follows. Whether or not an exception is noted in the text of this Article VI, all representations and warranties concerning Buyer are made subject to an applicable disclosure in the Buyer Disclosure Schedules making specific reference to the Section or Sections of this Agreement to which it applies, or to the extent reasonably apparent on its face.

6.1 Organization of Buyer. Buyer is duly organized, validly existing and in good standing under the laws of the State of Minnesota and has full corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets, and to conduct its businesses as presently conducted except for jurisdictions in which the failure to be in good standing would not reasonably be expected to have a Buyer Material Adverse Effect.

6.2 Authority of Buyer.

(a) Buyer has full corporate power and authority to execute, deliver and perform this Agreement and the Buyer Ancillary Agreements, as applicable. This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer, enforceable in accordance with its terms. Each Buyer Ancillary Agreement has been duly authorized by Buyer and, when executed and delivered by all parties thereto, will be the legal, valid and binding obligation of Buyer, enforceable in accordance with its respective terms.

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(b) Except as set forth on Section 6.2(b) of the Buyer’s Disclosure Schedule, neither the execution and delivery of this Agreement or the Buyer Ancillary Agreements, nor the consummation of any of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms, conditions and provisions hereof will:

(i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the Articles of Incorporation or by-laws of Buyer; (B) any Governmental Order to which Buyer is a party or by which Buyer is bound, or (C) any Requirements of Laws affecting Buyer, the assets or business of Buyer; or

(ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person

(c) The board of directors of Buyer (the “Buyer Board”) at a duly held meeting has (i) determined that this Agreement and the Buyer Ancillary Agreements and the transactions contemplated hereby and thereby, including the Buyer Stock Issuance, are in the best interests of Buyer and its stockholders, (ii) approved this Agreement and the Buyer Ancillary Agreements and the transactions contemplated hereby and thereby, including the Buyer Stock Issuance, and (iii) approved the execution and delivery of this Agreement and the Buyer Ancillary Agreements. None of the aforesaid actions by the Buyer Board has been amended, rescinded or modified as of the date of this Agreement. No other corporate proceedings on the part of Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby, other than a final approval of the Buyer Stock Issuance by the Buyer Board or a pricing committee thereof (which final approval the Buyer Board or a pricing committee thereof has the discretion to grant or withhold in its discretion in the exercise of its fiduciary duties).

(d) There are no proceedings pending against or, to Knowledge of Buyer, threatened against or affecting, Buyer or any of its Affiliates that seek to restrain or prohibit, or to obtain damages or other relief in connection with, the transactions contemplated hereby or under any Buyer Ancillary Agreement.

6.3 Capitalization.

(a) The authorized capital stock of Buyer as of the date hereof consists of 250,000,000 shares and, as of the Closing, it is expected that the authorized capital stock of Buyer will, taking into account the Buyer Stock Issuance and related transactions, consist of 250,000,000 shares. As of the close of business on September 18, 2018, there were 89,405,526 shares of capital stock of Buyer (the “Buyer Stock”) outstanding, of which 83,870,344 were common shares and 5,535,192 were Series A Convertible Preferred Stock shares. As of the close of business on September 18, 2018, no shares of Buyer Stock were reserved or to be made available for issuance, except as set forth in Section 6.3(a) of the Buyer Disclosure Schedules. All of the issued and outstanding shares of Buyer Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except (i) as set forth in Section 6.3(a) of the Buyer Disclosure Schedules, (ii) pursuant to any cashless exercise provisions of any options or pursuant to the surrender of shares to Buyer or the withholding of shares by Buyer to cover Tax withholding obligations under Buyer’s stock plans and arrangements set forth in Section 6.3(a) of the Buyer Disclosure Schedules (collectively, and in each case as the same may be amended to the date hereof, the “Buyer Stock Plans”), and (iii) as set forth elsewhere in this Section 6.3(a), Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale, repurchase, redemption or issuance of any shares of Buyer Stock or any other equity securities of Buyer or any securities representing the right to purchase or otherwise receive any shares of the Buyer Stock (including any rights plan or agreement). Section 6.3(a) of the Buyer Disclosure Schedules sets forth a true, complete and correct list of the aggregate number of shares of Buyer Stock issuable upon the exercise of each stock option or subject to each restricted stock award granted under the Buyer Stock Plans that was outstanding as of September 18, 2018 and the exercise price for each such stock option.

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(b) Except as set forth in Section 6.3(b) of the Buyer Disclosure Schedules, neither Buyer nor any of its subsidiaries own, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable for, any equity or similar interest in, any corporation, partnership, joint venture or other similar business association or entity (other than its direct or indirect wholly owned subsidiaries), with respect to which securities Buyer or any of its subsidiaries has invested (and currently owns) or is required to invest any money. Except as set forth in Section 6.3(b) of the Buyer Disclosure Schedules, Buyer owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of Buyer’s subsidiaries free and clear of any Encumbrances (other than Permitted Encumbrances) and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as disclosed on Section 6.3(a) of the Buyer Disclosure Schedules, neither Buyer nor any of its subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, repurchase, sale, redemption or issuance of any shares of capital stock or any other equity security of any subsidiary of Buyer or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such subsidiary. There are no restrictions on Buyer with respect to voting the stock of any subsidiary of Buyer.

6.4 SEC Filings. Buyer has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2015 (collectively, the “Buyer SEC Reports”). None of Buyer’s subsidiaries is required to file or furnish reports with the SEC pursuant to the Exchange Act. Each of the Buyer SEC Reports, as amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such subsequent filing). None of the Buyer SEC Reports contained, when filed (or, if amended or supplemented prior to the date hereof, as of the date of such amendment or supplement), any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Buyer SEC Reports other than comments that have been received relative to the Buyer Registration Statement. As of the date hereof, to Knowledge of Buyer, none of the Buyer SEC Reports is subject to ongoing SEC review other than the Buyer Registration Statement.

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6.5 Absence of Certain Changes. Since June 30, 2018, no event has occurred which has had or would reasonably be expected to result in, individually or in the aggregate, a Buyer Material Adverse Effect. Except as contemplated by this Agreement, since January 1, 2018, and except as may be disclosed in the Buyer SEC Reports, Buyer and its subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

6.6 Undisclosed Liabilities. Except for (a) Liabilities that are fully reflected or reserved against on the consolidated balance sheet of Buyer included in the Quarterly Report of Buyer on Form 10-Q for the quarter ended June 30, 2018; (b) Liabilities incurred in the ordinary course of business consistent with past practice; (c) Liabilities arising under the terms of (but not from any breach or default under) any agreement, contract, commitment, license, permit, lease or other instrument or obligation that is disclosed either (1) in Section 6.1 of the Buyer Disclosure Schedules or (2) in the Buyer SEC Reports; or (d) Liabilities incurred pursuant to or in connection with this Agreement or the transactions contemplated hereby, neither Buyer nor any of its subsidiaries has any Liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that would be required by GAAP to be reflected in the consolidated balance sheet of Buyer.

6.7 Buyer Information. Excluding all information regarding the Company provided by Seller or Seller’s representatives on Seller’s behalf, the information relating to Buyer and its subsidiaries to be provided by Buyer for inclusion in the Buyer Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Buyer Registration Statement will comply as to form in all material respects with the requirements of the Securities Act.

6.8 No Finder. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

6.9 No Outside Reliance. Notwithstanding anything contained in this Article VI or any other provision hereof, Buyer acknowledges and agrees that neither Seller, the Company nor any of their respective Affiliates or representatives has made or is making any representation or warranty whatsoever, express or implied, at law or in equity, beyond those expressly given in Article IV and Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company. Further, Buyer understands that any cost estimates, financial projections or other predictions or projections that may be referred to in any information, documents or other materials provided to Buyer or any of its Affiliates or representatives are not and will not be deemed to be representations or warranties of Seller, and Seller shall not be liable in respect of the accuracy or completeness of any materials or information provided to Buyer or any of its Affiliates or representatives.

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Article VII

ADDITIONAL AGREEMENTS

7.1 Conduct of Business Prior to the Closing. Except as otherwise required by applicable Requirements of Laws or as contemplated by or necessary to effectuate this Agreement, and except for matters identified in Section 7.1 of the Seller Disclosure Schedules, from the date of this Agreement through the Closing, unless Buyer otherwise consents in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller and the Company will conduct the Business only in the ordinary course consistent in all material respects with past practice. Without limiting the generality of the foregoing, Seller and the Company shall keep and maintain the assets of the Business in sufficient operating condition and repair to enable it to conduct the Business in the ordinary course of business in all material respects, comply with all Requirements of Laws and use its commercially reasonable efforts, consistent with good business practice, to maintain the business organization of the Company intact and to preserve the goodwill of suppliers, contractors, licensors, employees, customers, distributors, Governmental Authorities and others having business relations with Seller in connection with the Business. In furtherance and not in limitation of the foregoing, the parties will use their commercially reasonable efforts facilitate the receipt and processing of insertion orders prior to Closing, and to promptly issue invoices for all insertion orders received prior to Closing. For the avoidance of doubt, from and after November 1, 2018 through the Closing Date, Seller will be authorized to loan funds to the Company, and the Company will be authorized to borrow funds from the Seller, up to the limits set forth in the definition of “Indebtedness”, for required working capital pursuant to the Loan Agreement, which loan(s) may be evidenced by an amendment to the Loan Agreement and/or the Note in such form as Seller may determine, provided, however, that such amounts in excess of the limits set forth in the definition of “Indebtedness” may be deemed to be Indebtedness as described in such definition. Seller understands and agrees that, for purposes of the Amended and Restated Note to be delivered at the Closing, any such additional borrowing by the Company from the Seller will be subject to the limitations contained in the definition of “Indebtedness” and Section 2.2.

7.2 Taxes.

(a) Preparation of Tax Returns.

(i) Seller shall prepare, or cause to be prepared, all Income Tax Returns for the Company for all Tax periods ending on or before the Closing Date with an initial due date after the Closing Date (each, a “Pre-Closing Income Tax Return”). All Pre-Closing Income Tax Returns shall be prepared consistent with the past practice of the Company and shall reflect a deduction for the Transaction Deductions. If any Pre-Closing Income Tax Return shows a net operating loss, the Company shall carryback such net operating loss to previous Pre-Closing Tax Periods to the maximum extent permitted by applicable Requirements of Laws. At least thirty (30) days prior to the due date thereof, Seller shall provide Buyer with a copy of each Pre-Closing Income Tax Return of the Company (which, in the case of any such Tax Return that the Company files on a consolidated basis with Seller shall consist of a pro forma Income Tax Return of the Company prepared in connection with the preparation of the consolidated Tax Return of the Seller’s Affiliated Group but shall exclude all other Tax Returns of the Affiliated Group and all related workpapers) and Seller shall consider in good faith any reasonable comments made to such Tax Return by Buyer.

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(ii) Buyer shall prepare or cause to be prepared, and file or cause to be filed, at Buyer’s expense, all Tax Returns for the Company for all Tax periods that end on or before, or include, the Closing Date and that are not Pre-Closing Income Tax Returns (each such Tax Return, a “Buyer Prepared Return”). All Buyer Prepared Returns shall be prepared consistent with the past practice of the Company, provided that such practices shall have been consistent with applicable Tax laws. At least thirty (30) days prior to the date on which any Buyer Prepared Return is required to be filed (taking into account any valid extensions), Buyer shall submit such Buyer Prepared Return to Seller for Seller’s review. Seller shall provide written notice to Buyer of its disagreement with any items in such Buyer Prepared Return within ten (10) days of its receipt of such Buyer Prepared Return, and if Seller fails to provide such notice, such Buyer Prepared Return shall become final and binding upon the parties hereto, and Buyer shall timely and properly file such Buyer Prepared Return. If Buyer and Seller are unable to resolve any dispute regarding any Buyer Prepared Return within five (5) days after Seller delivers such notice of disagreement, then the dispute will be finally and conclusively resolved by the Accounting Arbitrator in accordance with the dispute resolution procedure set forth in Section 2.3(c). The Accounting Arbitrator shall resolve any dispute in favor of Seller if Seller’s position if supported by a “more likely than not” standard under the Code. At least five (5) days prior to the due date thereof, Seller shall pay to Buyer the amount of any Taxes shown as due on any Buyer Prepared Return which are imposed on the Company for any Pre-Closing Tax Period (which shall be determined for any Straddle Period in accordance with Section 7.2(b)), except to the extent such Taxes were taken into account in the determination of the Net Working Capital or otherwise in the calculation of the Purchase Price.

(b) Taxes for a Straddle Period. For all purposes under this Agreement (including the determination of any Tax refund), in the case of any Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that is allocable to the portion of such Straddle Period ending on the end of the Closing Date shall: (a) in the case of Taxes other than those described in clause (b) below, be determined on the basis of a deemed closing of the Tax year of the Company as of the end of the Closing Date, and (b) in the case of real, personal and intangible property Taxes and other similar periodic or ad valorem Taxes, be deemed to be equal to the amount of all such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in such Straddle Period through and including the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

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(c) Transfer Taxes. Notwithstanding Section 7.2(b), all real property transfer, or gains Tax, stamp Tax, sales Tax, stock transfer Tax, bulk sales or other similar Tax imposed as a result of the transactions contemplated hereby by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest or Tax Return preparation or filing expenses with respect to the Transfer Taxes, will be paid by Buyer. Buyer shall file all necessary Tax Returns and other documentation with respect to Transfer Taxes, and Seller shall provide reasonable cooperation in connection therewith.

(d) Tax Claims.

(i) Buyer shall give prompt notice to Seller of the assertion of any claim, or the commencement of any suit, action or proceeding with respect to the determination or calculation of any Tax of the Company for a Pre-Closing Tax Period (any such claim, a “Tax Claim”).

(ii) Seller shall control (at Seller’s expense) any Tax Claim with respect to Seller’s Affiliated Group, and Buyer shall not participate in or control any such Tax Claim. Seller shall keep Buyer reasonably informed as to the status and resolution of such Tax Claim, and shall not agree to any settlement or compromise of such Tax Claim without the Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed) to the extent such Tax Claim could reasonably be expected to affect any Tax Liability of Buyer or the Company after the Closing Date.

(iii) Seller shall have the right (at Seller’s expense) to control the conduct of any Tax Claim not described in Section 7.2(d)(ii); provided, however, that with respect to any such Tax Claim (i) Seller shall keep Buyer reasonably informed as to the status of such Tax Claim, (ii) if the resolution of such Tax Claim would reasonably be expected to have an adverse effect on the Tax Liability of Buyer or any of its Affiliates (including the Company) for any taxable period beginning after the Closing Date, then Buyer shall be entitled to participate in any such Tax Claim and Seller shall not settle or otherwise compromise such Tax Claim without Buyer’s written consent, which shall not be unreasonably withheld, conditioned or delayed. If Seller elects not to control any such Tax Claim, then Buyer shall control such Tax Claim; provided, however, that (A) Buyer shall keep Seller reasonably informed as to the status of such Tax Claim and (B) Buyer shall not settle or otherwise compromise such Tax Claim without Seller’s written consent, which shall not be unreasonably withheld, conditioned or delayed.

(iv) In the event of any conflict between the provisions of this Section 7.2 and Section 9.4 with respect to Tax Claims, the provisions of this Section 7.2(d) shall control.

(e) Cooperation. The parties shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to reasonably cooperate, with respect to all Tax matters of the Company, including in preparing and filing all Tax Returns and resolving all audits, investigations, proceedings, Tax Claims or other disputes with respect to Taxes of the Company. The parties shall maintain and make available to each other all records reasonably necessary in connection with their obligations under the preceding sentence.

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(f) Any claim under this Section 7.2 requiring Seller to be liable for any Taxes shall be treated as an indemnification claim under Section 9.1.

(g) Tax Refunds. Any Tax refunds that are received (or, in the case of a Straddle Period, that would have been received if the Straddle Period ended on the end of the Closing Date) by Buyer or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Company), and any amounts credited against any Tax to which Buyer or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Company) become entitled, that relate to any Pre-Closing Tax Period shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto. At Seller’s written request, Buyer shall timely and properly prepare, or cause to be prepared (in a manner consistent with Section 7.2(a)(ii)), and file, or cause to be filed, any claim for refund, amended Tax Return, or other Tax Return required to obtain any available Tax refunds from any Pre-Closing Tax Period.

(h) Transaction Deductions. Seller shall be entitled, as additional purchase price for the Share, to the value of all Tax benefits relating to Transaction Deductions that are available to offset income of Buyer or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Company) for any Tax period (or portion thereof) of Buyer or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Company) beginning after the Closing Date as and when such Transaction Deductions are first used to offset income. On any Tax Return on which such Transaction Deductions are first permitted to be reflected, such Transaction Deductions shall be presumed to be the first deductions to offset income to the extent that the Tax Return shows income available to be offset. Promptly upon (and no later than seven (7) days after) the filing of any Tax Return on which any Transaction Deductions are taken into account to offset income of the Buyer or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Company), Buyer shall pay over to Seller, as additional purchase price for the Share, the value of all Tax benefits attributable to such Transaction Deductions. Within ten (10) days after the filing of each Tax Return for, or that includes, the Company or its successors, for Tax periods (or portions thereof) beginning after the Closing Date on which any Transaction Deductions from Tax periods (or portions thereof) ending on or before the Closing Date are available to reduce income, Buyer shall provide to Seller a certificate signed by the chief financial officer of Buyer setting forth the computation of the amount due to Seller with respect to such Tax Return pursuant to this Section 7.2(h). Any net operating loss carryforwards of the Company from Tax periods (or portions thereof) ending on or before the Closing Date that cannot be utilized with respect to any Pre-Closing Income Tax Return may be utilized by Buyer or any of its Affiliates (including, after the Closing) without any consideration paid therefor.

(i) Post-Closing Actions Relating to Taxes. The Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, the Company) to, (i) except upon Seller’s written request pursuant to Section 7.2(g), file, re-file, supplement, or amend any Tax Return of the Company for any Pre-Closing Tax Period, (ii) voluntarily approach any taxing authority regarding any Taxes or Tax Returns of the Company that were originally due on or before the Closing Date, (iii) make any election, including under Section 338 of the Code (or any comparable applicable provision of state, local or foreign Tax law), with respect to the transactions contemplated by this Agreement, (iv) make any Tax election or change any method or period of accounting for the Company effective on or before the Closing Date, (v) enter into any closing agreement or settle any Tax Claim or assessment of the Company for a Pre-Closing Tax Period, (vi) take any action relating to Taxes or that could create a Tax Liability on the Closing Date (other than as expressly required by this Agreement) that is outside the ordinary course of business, or (vii) except pursuant to Section 7.2(a)(i) or upon Seller’s written request pursuant to Section 7.2(g), carryback any net operating losses to a Tax period (or portion thereof) ending on or before the Closing Date.

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(j) Seller Consolidated Group. Notwithstanding anything herein to the contrary, neither Buyer nor any Affiliate thereof shall have any right to access or review any Tax Return or Tax work papers of the Seller or any Affiliate of the Seller (including any Tax Return of any Affiliated Group that includes the Seller, and any pro forma Tax Return used to create any such Tax Return) unless reasonably necessary to investigate or resolve any audits of a Tax Return for the Pre-Closing Tax Period or any Straddle Period.

7.3 Employees. Buyer shall determine and provide terms and conditions of employment for each Company Employee from and after the Closing Date, as Buyer may determine in its sole discretion. Notwithstanding anything set forth below or herein to the contrary, nothing in this Agreement shall: (i) create any obligation on the part of Buyer or the Company to continue the employment of any Company Employee as of the Closing or for any definite period following the Closing; (ii) preclude Buyer or the Company from changing or modifying the compensation paid to any Company Employee at any time following the Closing; or (iii) preclude Buyer or the Company from altering, amending, or terminating any Company Plan, or the participation of any of the Company Employees in such plans, at any time following the Closing.

7.4 Consents. Each party hereto agrees to cooperate in obtaining, and use its reasonable best efforts to obtain, any other consents and approvals that may be required in connection with the transactions contemplated by this Agreement; provided, however, that, notwithstanding anything herein to the contrary, no party shall be required to compensate any third Person, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third Person in order to obtain any such consent or approval.

7.5 Access.

(a) During the period prior to the Closing Date, upon reasonable prior notice, Seller shall, and shall cause the Company to: (i) afford Buyer and its representatives reasonable access, during normal business hours, to the assets, properties, and books and records of the Company; and (ii) furnish Buyer and its representatives with such financial, operating and other data and information related to the Company as Buyer or any of its representatives may reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to unreasonably interfere with the normal operations of the Company. All requests by Buyer for access pursuant to this Section 7.5 shall be submitted or directed to Mr. Craig Sholder or such other individuals as Seller may designate in writing from time to time.

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(b) Seller and the Company shall make all necessary arrangements so that as promptly as reasonably practicable after the Effective Date, but in no event later than eight (8) business days after the Effective Date, a senior executive of Buyer shall have the opportunity, together with a representative of the Company, to speak to a senior executive or key relationship handler at the customers of the Company referred to in clause (a) of the definition of “Seller Material Adverse Effect” as part of Buyer’s due diligence, including discussion of such customer’s ongoing relationship with the Company after the consummation of the transactions contemplated by this Agreement.

7.6 Conduct of Business During the Earn-Out Period. During the Earn-Out Period:

(a) Buyer or an Affiliate of Buyer who purchases any products or services from the Company shall be invoiced by the Company for such products or services at the Company’s standard retail pricing to its customers.

(b) Buyer (i) shall operate the Business as planned to be conducted by the Company in good faith in a commercially reasonable manner seeking to pursue a business plan to increase its Revenues (for avoidance of doubt, it being understand that in acting in a commercially reasonable manner Buyer may take into account margins and profitability), (ii) shall not take any action the primary purpose of which is to impair the ability of the Company or the Business, as applicable, to achieve the Target Revenues, (iii) shall cause Revenues for the Business to be segmented by customer and by the market verticals associated with the Business to enable accurate tracking of Revenues generated by the Business, including if it is no longer operated as a standalone business, (iv) shall not intentionally divert business of the Company or derived from the Company or the Business to Buyer or any Affiliate of Buyer where such business would be deemed to be Business hereunder and which business the Company is capable of executing and (v) with respect to any joint or coordinated sale of products or services of the Company and/or the Business, as applicable, and Buyer or any Affiliate of the Buyer, shall cause the revenue components for the sale to be allocated between the parties in accordance with GAAP requirements for sales with multiple deliverables. In the event of a failure by Buyer to comply with Section 7.6(b)(ii) or (iii), Buyer shall, to the extent commercially practicable, cause the revenue with respect to the transaction at issue to be allocated between the Company and/or the Business, as applicable, and Buyer or an Affiliate of Buyer, as applicable, so as to cure such failure, in which case Buyer shall not be deemed to be in breach of this Section 7.6(b).

7.7 Buyer Registration Statement; Buyer Stock Issuance.

(a) Buyer shall prepare and file with the SEC as soon as is reasonably practicable an amendment to that certain Registration Statement on Form S-1 as of the date of this Agreement under review by the SEC or other appropriate form under the Securities Act (the “Buyer Registration Statement”) with respect to the issuance of common shares of Buyer Stock and concurrent listing of Buyer’s common stock on the Nasdaq Stock Market for the financing of the transactions contemplated hereby and working capital (the “Buyer Stock Issuance”).

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(b) Buyer shall use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to have, as promptly as is reasonably practicable, the Buyer Registration Statement declared effective by the SEC under the Securities Act and kept effective at all times thereafter, to arrange or consummate the Buyer Stock Issuance, and to use a portion of the proceeds from the Buyer Stock Issuance to fund the Cash Consideration at the Closing, including using its commercially reasonable efforts to (i) comply with and maintain the Buyer Registration Statement in effect, (ii) negotiate definitive agreements with an underwriter(s) with respect to the Buyer Stock Issuance, (iii) comply with and perform the obligations applicable to it pursuant to the Buyer Registration Statement, (iv) satisfy on a timely basis all conditions and obligations applicable to Buyer in such definitive agreements that are within its control, and (v) consummate the Buyer Stock Issuance at or prior to the Closing.

(c) Company and the Seller shall promptly cooperate with Buyer, upon Buyer’s request, to provide Buyer with information relating to the Company pursuant to Requirements of Laws under Form S-1, Regulation S-K, Regulation S-X as shall be directed in writing by Buyer, and shall use commercially reasonable efforts to provide Buyer with such other information relating to the Company as Buyer may reasonably request in connection with the Buyer Stock Issuance, including in response to any related informational requests and comments made to the Buyer by SEC staff. The costs and expenses of performance of the Seller and the Company of the covenants and agreements set forth in this Section 7.7(c) shall be borne solely by Seller; provided, however, that if the Closing occurs after November 15, 2018, then the out-of-pocket cost and expense of delivery by Seller or the Company of additional interim financial information for the period ended September 30, 2018 shall be for the account of, and shall be borne by, Buyer. If any party becomes aware of any information that should be disclosed in an amendment or supplement to the Buyer Registration Statement or of any incorrect information that is included in the Buyer Registration Statement, that party shall promptly inform the other parties thereof. Buyer shall prepare and, upon request, provide the other party or parties (and its counsel) with a reasonable opportunity to review and comment on the amendment or supplement to the Buyer Registration Statement prior to it being filed with the SEC. Thereafter, Buyer will advise the Company that such amendment or supplement has been filed with the SEC and promptly provide the Company with a copy of such amendment or supplement.

(d) Buyer shall take all such action as shall be required under applicable federal and state securities laws in connection with the Buyer Stock Issuance.

(e) Buyer shall determine whether any filings are required to be made or consents are required to be obtained in any foreign jurisdiction prior to the Closing in connection with the Buyer Stock Issuance, and shall make any such filings promptly and seek to obtain timely any such consents.

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(f) Pursuant to the procedures and limitations contained in Article IX, the Seller will indemnify, defend and hold harmless the Buyer and each Buyer Group Member, from and against any Losses, claims, expenses (including the reasonable legal and other expenses incurred in investigating and defending any such claims or liabilities), damages or liabilities to which any of the aforesaid parties may become subject under the Securities Act, the Exchange Act, state securities, and any of the rules or regulations under any such laws, insofar as such Losses, claims, expenses, damages (or actions in respect thereof) arise out of or are based upon: (i) any untrue statement or any alleged untrue statement of a material fact contained in (A) the Buyer Registration Statement or any supplement or amendment thereto, (B) any Buyer SEC Reports or any amendment thereto, (C) in any sales literature relating to the Buyer Stock Issuance, or (D) any state securities filings (collectively, all of the documents referred to in the foregoing clauses (A) through (D) are referred to as the “Offering Documents”); or (ii) the omission or alleged omission to state a material fact required to be stated in the Offering Documents to make the statements therein not misleading, or the omission or alleged omission to state a material fact required to be stated in the Offering Documents to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that in each case described in clauses (i) and (ii) to the extent, but only if and only to the extent, that such untrue statement or omission was made by Buyer in reliance upon and in conformity with written information furnished to the Buyer by the Company or the Seller or their representatives expressly for use in the Offering Documents.

(g) The Seller will reimburse the Buyer and each Buyer Group Member for any Expenses, as incurred, in connection with the investigation or defense of any indemnifiable Loss, claim, expense, damage, liability or action under paragraph (f) above.

(h) If the indemnification provided for in paragraph (f) above, or the reimbursement provided for in paragraph (g) above, is for any reason unavailable to or insufficient to hold harmless an indemnified or benefitting party thereunder in respect of any Losses or Expenses referred to therein, then Seller shall contribute to the aggregate amount of such Losses or Expenses incurred by such indemnified party, as incurred, in proportion to the relative fault of the Buyer, on the one hand, and the Seller and the Company, on the other hand, in connection with the statements or omissions which resulted in such Losses or Expenses, as well as any other relevant equitable considerations. The relative fault of the parties shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(i) Seller and the Company shall be deemed to have complied with their respective obligations under Section 7.7(c) so long as any failure of the Company or Seller to so comply did not cause the failure of the Buyer Stock Issuance or the effectiveness of the Buyer Registration Statement.

7.8 Exclusivity. The Seller shall not, and shall not permit any of its controlled Affiliates, or any of its or their respective representatives to, directly or indirectly, (a) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a purchase or disposition of any material amount of the assets of the Company or any merger, consolidation or business combination involving, or purchase or disposition of the Share (any such transaction, an “Acquisition Transaction”), other than the transactions contemplated by this Agreement, (b) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (c) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (d) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Seller shall and shall cause its controlled Affiliates to, and shall direct its and their respective representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any Acquisition Transaction.

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7.9 Escrow Agreement. Each party hereto agrees to negotiate in good faith prior to the Closing to prepare a mutually agreed form of escrow agreement, with customary terms and conditions, to be attached as an exhibit to the Amended and Restated Note.

7.10 Seller Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Seller Disclosure Schedules hereto with respect to any events or developments subsequent to the date hereof (which, for the avoidance of doubt, does not include the right to supplement or amend for events or developments existing as of the date of this Agreement) (each a “Schedule Supplement”), and each such Schedule Supplement shall automatically be deemed to be incorporated into and to supplement and amend the Seller Disclosure Schedules for all purposes hereunder, including Sections 8.1, 9.1 and 10.1, and Buyer shall be deemed to have waived all conditions to its obligations hereunder or rights to terminate this Agreement with respect to the matters disclosed therein under Sections 8.1 or 10.1 or otherwise and shall have no right to indemnification or reimbursement with respect to the matters disclosed therein under Section 9.1 or otherwise; provided, however, that in the event that any such matter disclosed in a Schedule Supplement has had a Seller Material Adverse Effect or, in Buyer’s commercially reasonable discretion, is likely to have a Seller Material Adverse Effect, then Buyer shall have the right to terminate this Agreement pursuant to Section 10.1(g) within five (5) business days following its receipt of such Schedule Supplement. If Buyer does not elect to terminate this Agreement within three (3) business days following its receipt of a Schedule Supplement which discloses any matter that has had a Seller Material Adverse Effect, then such Schedule Supplement shall automatically be deemed to be incorporated into and to supplement and amend the Seller Disclosure Schedules for all purposes hereunder, including Sections 8.1, 9.1 and 10.1, and Buyer shall be deemed to have waived all conditions to its obligations hereunder or rights to terminate this Agreement with respect to the matters disclosed therein under Sections 8.1 or 10.1 or otherwise and shall have no right to indemnification or reimbursement with respect to the matters disclosed therein under Section 9.1 or otherwise.

Article VIII

CONDITIONS TO CLOSING

8.1 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment, or waiver by Seller in its sole discretion, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. Each of: (i) the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (disregarding all “materiality” or “Buyer Material Adverse Effect” qualifications contained therein) as of the Closing (except: (A) to the extent that such representations and warranties were made as of another date, which representations and warranties shall have been true and correct in all material respects as of such date, (B) for changes contemplated by this Agreement; and (C) as would not reasonably be expected to have a Buyer Material Adverse Effect); (ii) the covenants contained in this Agreement required to be complied with by Buyer on or before the Closing shall have been complied with in all material respects; and (iii) Seller shall have received a certificate of Buyer to such effect signed by a duly authorized executive officer.

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(b) No Governmental Order or Proceeding. There shall be no Governmental Order in existence that prohibits or materially restrains or would cause to be rescinded following completion the transactions contemplated by this Agreement, and there shall be no proceeding pending or threatened by any Governmental Authority seeking such a Governmental Order.

(c) Ancillary Agreements. Buyer shall have executed and delivered to Seller all of the Buyer Ancillary Agreements.

(d) No Legal Proceeding. No legal proceeding shall have been commenced or threatened in writing by any third Person against Buyer, the Company or Seller, which seeks to prevent the Closing and/or otherwise restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement.

(e) Buyer Stock Issuance. Seller shall have received evidence reasonably acceptable to Seller of Buyer’s compliance with Section 7.7 hereof.

(f) Buyer Material Adverse Effect. As of the Closing Date, there shall not have been any Buyer Material Adverse Effect since the date of this Agreement and Seller shall have received a certificate of Buyer to such effect signed by a duly authorized executive officer.

(g) Conversion of Securities; Consent. The Buyer’s outstanding preferred stock and convertible promissory notes shall have been converted into shares of Buyer’s common stock, and the consent of Slipstream Communications, LLC (lender to Buyer) shall have been obtained.

(h) Financing. The Buyer Board or a pricing committee thereof shall have approved the Buyer Stock Issuance, the Buyer Registration Statement shall have been declared effective, the Buyer Stock Issuance shall have been consummated, and the Buyer shall have received therefrom gross proceeds aggregating no less than $13,000,000.

(i) Additional Deliveries. Buyer shall have delivered the other documents and agreements and shall have taken such other actions as required pursuant to Section 3.3 of this Agreement.

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8.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or waiver by Buyer in its sole discretion, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. Each of: (i) the representations and warranties of Seller and the Company contained in this Agreement shall be true and correct in all material respects (disregarding all “materiality” or “Seller Material Adverse Effect” qualifications contained therein) as of Closing (except: (A) to the extent that such representations and warranties were made as of another date, which representations and warranties shall have been true and correct in all material respects as of such date, (B) for changes contemplated by this Agreement; and (C) as would not reasonably be expected to have a Seller Material Adverse Effect); (ii) the covenants contained in this Agreement required to be complied with by Seller or the Company on or before the Closing shall have been complied with in all material respects; and (iii) Buyer shall have received a certificate of Seller to such effect (signed by a duly authorized executive officer of Seller and the Company).

(b) No Governmental Order or Proceeding. There shall be no Governmental Order in existence that prohibits, materially restrains or would cause to be rescinded following completion the transactions contemplated by this Agreement, and there shall be no proceeding pending or threatened by any Governmental Authority seeking such a Governmental Order.

(c) No Legal Proceeding. No legal proceeding shall have been commenced or threatened in writing by any third Person against Buyer, the Company or Seller, which seeks to prevent the Closing and/or otherwise restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement.

(d) Ancillary Agreements. The Company shall have executed and delivered to Buyer all of the Company Ancillary Agreements and Seller shall have executed and delivered to Buyer all of the Seller Ancillary Agreements.

(e) Deliveries. The Company and Seller shall have delivered the other documents and agreements and shall have taken such other actions as required pursuant to Section 3.4 of this Agreement.

(f) Seller Material Adverse Effect. As of the Closing Date, there shall not have been any Seller Material Adverse Effect since the date of this Agreement and Buyer shall have received a certificate of Company to such effect signed by a duly authorized executive officer thereof.

(g) Audited and Interim Financial Statements. Buyer shall have received from Seller audited financial statements of the Company, together with a related audit opinion, and, at Seller’s sole cost and expense, interim financial statements of the Company as required under the Securities Act (or otherwise by SEC staff), enabling Buyer to seek effectiveness for the Buyer Registration Statement and consummate the Buyer Stock Issuance, provided, however, in the event that the Closing does not occur on or before November 15, 2018, Buyer shall bear all out-of-pocket costs and expenses incurred by Seller or the Company relating to Seller’s delivery of interim financial statements for the period ended September 30, 2018.

(h) Conversion of Securities; Consent. The Buyer’s outstanding preferred stock and convertible promissory notes shall have been converted into shares of Buyer’s common stock, and the consent of Slipstream Communications, LLC (lender to Buyer) shall have been obtained.

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(i) Financing. The Buyer Board or a pricing committee thereof shall have approved the Buyer Stock Issuance, the Buyer Registration Statement shall have been declared effective, the Buyer Stock Issuance shall have been consummated, and the Buyer shall have received therefrom gross proceeds aggregating no less than $13,000,000, provided, however, that if the underwriter or underwriters of the Buyer Stock Issuance were prepared to consummate the Buyer Stock Issuance at a price of not less than the range of prices originally set forth in the preliminary prospectus included in the Buyer Registration Statement, and the Buyer Stock Issuance did not take place due to the actions of the Buyer, this Section 8.2(i) shall not constitute a condition to Closing.

(j) Additional Deliveries. The Company and Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Article IX

INDEMNIFICATION

9.1 Indemnification of Buyer Group Members.

(a) Seller shall indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from: (i) any failure by the Company or Seller to perform any covenant or agreement in this Agreement; (ii) any breach of any warranty or the inaccuracy of any representation of the Company or Seller contained in Article IV or Article V of this Agreement; or (iii) any Taxes payable by Seller under Section 7.2 of this Agreement.

(b) The indemnification obligations provided for in this Section 9.1 shall terminate eighteen (18) months after the Closing Date, except for:

(i) the indemnification obligations with respect to the representations and warranties regarding the Company set forth in Sections 4.1 (Organization of the Company; Capitalization), 4.2 (Subsidiaries and Investments), 4.3 (Authority of the Company; No Conflict), 4.6(a) (Title to Assets; Availability and Condition of Assets), 4.15 (No Finder), and 4.16 (Taxes), the representations and warranties regarding Sellers set forth in Sections 5.1 (Organization, Standing and Power), 5.2 (Authority; Execution and Delivery; Enforceability), 5.3 (No Conflicts; Consents) and 5.4 (The Share) (each a “Fundamental Rep”), all of which shall survive for five (5) years following the Closing Date;

(ii) the indemnification obligations set forth in Section 9.1(a)(iii) and the covenants set forth in Section 7.2, all of which shall survive for the relevant statutes of limitations;

(iii) the indemnification obligations with respect to Section 9.1(a)(i) for breaches of the covenants or other agreements contained in this Agreement which covenants or agreements by their terms (A) do not contemplate performance after the Closing, shall survive the Closing for a period of six (6) months, and (B) contemplate performance after the Closing, shall survive the Closing consistent with the terms of the relevant covenant or agreement; and

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(iv) any Loss or Expense of which any Buyer Group Member has notified Seller in accordance with the requirements of Section 9.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 9.1, as to which the obligation to provide indemnification hereunder shall continue until the amount of recovery hereunder shall have been determined pursuant to this Article IX, and the Buyer Group Members shall have been reimbursed for the full amount of such Loss and Expense in accordance with the terms hereof.

(c) The indemnification obligations under Section 9.1(a)(ii): (i) shall not accrue until and unless the aggregate liability arising under Section 9.1(a)(ii) exceeds the sum of $50,000 (the “Basket”), provided that in the event the Basket is met, the Buyer Group Members shall be entitled to indemnification only for Losses and Expenses under Section 9.1(a)(ii) in excess of the Basket; and (ii) the maximum amount of Losses and Expenses to which Buyer Group Members are entitled for indemnification under Section 9.1(a)(ii) shall not exceed the outstanding principal amount of the Amended and Restated Note as of the date of Closing; provided, however, that the limitations contained in this Section 9.1(c), clauses (i) and (ii) above, shall not apply to (i) any Fundamental Reps; (ii) indemnification under Section 9.1(a)(i); (iii) indemnification under Section 9.1(a)(iii), or (iv) any Fraud on the part of the Company or Seller (or either one of them).

(d) With respect to Losses and Expenses under Section 9.1(a)(i) as a result of any failure by the Company or Seller to perform any covenant or agreement set forth in Section 7.7 (including pursuant to the indemnification obligations thereunder), the maximum amount for which Seller shall be liable (together with all other amounts for which Seller shall be liable) under this Article IX shall be the Purchase Price.

(e) With respect to Losses and Expenses otherwise indemnifiable pursuant to this Article IX and except as set forth in Section 9.1(d), the maximum amount for which Seller shall be liable under this Article IX shall be the sum of: (1) the Cash Consideration actually paid at the Closing plus (2) the outstanding principal amount of the Amended and Restated Note as of the date of Closing, except in the case of Fraud on the part of the Company or Seller (or either one of them), in which case there shall be no such limit on Losses and Expenses from Seller.

9.2 Indemnification by Buyer.

(a) Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from: (i) any failure by Buyer to perform any of its covenants or agreements in this Agreement or any Buyer Ancillary Agreement; or (ii) any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement or in any certificate delivered by or on behalf of Buyer hereunder.

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(b) The indemnification provided for in this Section 9.2 shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by the Seller Group Members under this Section 9.2 thereafter), except:

(i) the indemnification obligations with respect to the representations and warranties regarding Buyer set forth in Sections 6.1 (Organization of Buyer), 6.2 (Authority of Buyer), and 6.8 (No Finder), all of which shall survive for five (5) years following the Closing Date;

(ii) the indemnification obligations set forth in Section 9.2(a)(ii) and the covenants set forth in Section 7.2, all of which shall survive for the relevant statutes of limitations;

(iii) the indemnification obligations with respect to Section 9.2(a)(i) for breaches of the covenants or other agreements contained in this Agreement which covenants or agreements by their terms (A) do not contemplate performance after the Closing, shall not survive the Closing, and (B) contemplate performance after the Closing, shall survive the Closing consistent with the terms of the relevant covenant or agreement; and

(iv) any Loss or Expense of which any Seller Group Member has notified Buyer in accordance with the requirements of Section 9.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 9.2, as to which the obligation to provide indemnification hereunder shall continue until the amount of recovery hereunder shall have been determined pursuant to this Article IX, and the Seller Group Members shall have been reimbursed for the full amount of such Loss and Expense in accordance with the terms hereof.

9.3 Notice of Claims.

(a) Any Buyer Group Member or Seller Group Member seeking indemnification hereunder (the “Indemnified Party”) shall give to the party or parties obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, and the amount (if then known) or method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person (a “Third Party Claim”) as to which indemnification will be sought shall be given promptly after the action or suit is commenced; provided further, that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

(b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article IX shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree.

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9.4 Third Party Claims.

(a) In the case of a Third Party Claim, the Indemnitor may, within twenty (20) days of receipt of a Claim Notice (the “Indemnity Notice Period”), assume the defense of such Third Party Claim in which case the Indemnitor shall have the right to: (i) control and conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the claim; (ii) take all other reasonable steps or proceedings to settle or defend any such Third Party Claim; provided, that the Indemnitor shall not settle any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed, it being understood that such consent may be withheld in the Indemnified Party’s sole discretion if any such settlement does not include a complete written release of the Indemnified Party from further liability or imposes any injunctive relief or operational restrictions against such Indemnified Party); and (iii) employ counsel designated by the Indemnitor to contest any such Third Party Claim in the name of the Indemnified Party or otherwise.

(b) Notwithstanding the foregoing, the Indemnitor shall not be entitled to undertake the defense of a Third Party Claim if: (i) such claim demands injunctive or other equitable relief material to the Indemnified Party; (ii) such claim involves a claim which would materially injure the Indemnified Party’s reputation, customer or supplier relations; or (iii) the Indemnitor fails diligently to defend such proceeding.

(c) If the Indemnitor does not deliver to the Indemnified Party within the Indemnity Notice Period written notice that the Indemnitor shall assume the defense of any such Third Party Claim, then the Indemnified Party may defend against any such Third Party Claim in any such manner as it may deem appropriate and Losses of such Indemnified Party shall include the reasonable fees and disbursements of counsel for the Indemnified Party as incurred. If the Indemnified Party controls the defense of any such claim, the Indemnified Party shall: (i) provide to the Indemnitor information regarding the status of the claim as the Indemnitor may reasonably request; (ii) allow the Indemnitor to participate in (but not control) the defense of the claim at its own expense; (iii) promptly communicate to the Indemnitor all settlement offers given or received in the proceeding; provided, however, that if the Indemnitor directs the Indemnified Party to accept any monetary settlement offer that does not impose any non-monetary obligations on the Indemnified Party, the Indemnitor agrees to be liable for such settlement, and the Indemnified Party refuses to accept such settlement offer, then the Indemnitor’s liability for such claim shall be limited to the amount of such settlement offer; (iv) obtain the prior written consent of the Indemnitor (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of the claim; and (v) reasonably cooperate with the Indemnitor in connection with such participation.

(d) In the event that the Indemnitor does assume the defense of such Third Party Claim, the Indemnitor shall: (i) provide to the Indemnified Party information regarding the status of the claim as the Indemnified Party may reasonably request; (ii) allow the Indemnified Party to participate in (but not control) the defense of the claim at its own expense; (iii) promptly communicate to the Indemnified Party all settlement offers given or received in the proceeding; and (iv) reasonably cooperate with the Indemnified Party in connection with such participation.

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(e) The parties shall use commercially reasonable efforts with respect to any information shared pursuant to this Section 9.4 to preserve attorney-client privilege.

9.5 Payment of Claims. Any payment to any Buyer Group Member in respect of any claim for indemnification under this Article IX (excluding any claim for Fraud) or Section 7.2 shall be paid (i) first by setoff against any amount then owing under the Amended and Restated Note (or the escrow agreement contemplated thereunder) and/or against the Earnout Payment then owed, if any; and (ii) second, upon the exhaustion of the foregoing, by Seller directly, provided, however, that to the extent that Seller would be entitled to indemnification with respect to such Losses and Expenses incurred from the previous owner or owners of the Company pursuant to that certain Stock Purchase Agreement by and among Buyer, the Company, the sellers party thereto and Craig Chapin as sellers’ representative, dated as of November 10, 2015, the Seller shall be entitled to pursue a claim for such Losses or Expenses against such previous owner or owners and Buyer and its Affiliates shall take such actions as shall be reasonably requested by Seller in support of Seller’s pursuit of such claim, including, without limitation, making available to Seller and its Affiliates and representatives any books and records or other information related to the Company as may be in the control of Buyer or its Affiliates. For the avoidance of doubt, nothing in the foregoing proviso shall adversely affect Buyer’s right to indemnity from the Seller under this Agreement.

9.6 Effect of Disclosure Schedule Exceptions on Indemnification. No indemnification claim shall be made with respect to any matter with respect to any section of this Agreement to the extent that such matter is specifically disclosed as a claim or potential claim on the Schedules with respect to such section or to the extent reasonably apparent on its face. The express waiver in writing of any condition to Closing based on the accuracy of any representation or warranty, or the performance of or compliance with any covenant, agreement or obligation shall negate any right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, agreements and obligations unless the parties agree otherwise at the time of waiver.

9.7 Exclusive Remedy. The rights set forth in this Article IX will, except for cases of Fraud or a breach of Section 7.7, be the exclusive remedy of an Indemnified Party with respect to any and all claims relating to the subject matter of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. For the avoidance of doubt, the indemnification obligations contained in Section 7.7 shall be subject to the procedures and limitations contained in this Article IX, including the limitation of liability set forth in Section 9.1(d). In furtherance of the foregoing, each Indemnified Party hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against any Indemnitor, Seller, the Company or any of Seller’s Affiliates or the Buyer or any of Buyer’s Affiliates, as applicable, relating to the operation of the Business or relating to the subject matter of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, whether arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law). Notwithstanding the foregoing or anything else in this Agreement to the contrary, (a) in the case of Fraud, the Indemnified Parties shall have all remedies available under this Agreement or otherwise without giving effect to any of the limitations or waivers contained herein and (b) nothing herein shall limit any party’s right to seek and obtain equitable remedies with respect to any covenant or agreement contained in this Agreement or any other Transaction Document, as applicable.

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9.8 Indemnification Net of Insurance and Tax Benefit. The amount of any Losses sustained by any Indemnified Party shall be reduced by: (i) any amount received by such Indemnified Party with respect thereto under any insurance coverage, net of all reasonable Expenses and premium increases incurred by such Person in seeking and obtaining such insurance recovery, and the Indemnified Party shall be required to pursue any available insurance claims if commercially reasonable to do so and if the Indemnitor agrees to pay all Expenses incurred to pursue such claim; and (ii) any amount received by an Indemnified Party from any other Person alleged to be responsible for such Losses. If a Buyer Group Member receives an amount under insurance coverage or from such other Person with respect to Losses sustained at any time subsequent to any indemnification payment pursuant to this Article IX, then such Indemnified Party shall reimburse the Indemnitor within fifteen (15) days of receipt by the Indemnified Party of such amount from the applicable insurer or other Person.

9.9 Mitigation. Each party shall take, and shall cause each Seller Group Member and Buyer Group Member, as applicable, to take, commercially reasonable efforts to mitigate its respective Losses that are indemnifiable or recoverable hereunder or in connection herewith, upon and after becoming aware of any fact or event that has given rise to any such Losses.

9.10 Limitation on Liability. No Indemnitor shall be liable for any Losses to the extent that such Losses suffered by any Indemnified Party: (i) result from any act or omission by such Indemnified Party, (ii) result from the failure of such Indemnified Party or its Affiliates to take commercially reasonable steps, if appropriate under the circumstances, to mitigate such Losses; (iii) are reflected in the Final Closing Statement; or (iv) arise from actions taken or not taken by the Indemnified Party or its Affiliates or any event or occurrence after the Closing. Notwithstanding anything to the contrary in this Agreement, the Buyer Group Members shall not have any right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes (i) are attributable to Tax periods (or portions thereof) beginning after the Closing Date, (ii) are due to the unavailability in any Tax period (or portion thereof) beginning after the Closing Date of any net operating losses, credits or other Tax attribute from a Tax period (or portion thereof) ending on or prior to the Closing Date, (iii) result from transactions or actions taken by Buyer or any of its Affiliates (including, for the avoidance of doubt, the Company) after the Closing that are not expressly required by this Agreement, (iv) result from any Buyer financing transaction except as expressly provided by Section 7.7, or (v) do not arise from a Third Party Claim.

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Article X

TERMINATION

10.1 Termination. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by either Seller or Buyer in the event of the issuance of a final, non-appealable Governmental Order permanently restraining or prohibiting the sale of the Share;

(c) by Buyer in the event of any material breach by Seller or by the Company of any of Seller’s or the Company’s agreements, representations or warranties contained herein and, if such breach is curable, the failure of Seller or the Company to cure such breach within twenty (20) days after receipt of notice from Buyer requesting such breach to be cured;

(d) by Seller in the event of any material breach by Buyer of any of Buyer’s agreements, representations or warranties contained herein and, if such breach is curable, the failure of Buyer to cure such breach within twenty (20) days after receipt of notice from Seller requesting such breach to be cured;

(e) by Buyer in the event that, in its commercially reasonable judgment, Buyer is not satisfied with any of its customer calls made pursuant to Section 7.5(b) provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall only be exercisable by Buyer during the two (2) business days immediately following the relevant customer call;

(f) by either party, upon written notice to the other, in the event that the Closing has not occurred on or before January 31, 2019; provided, however, that the right to terminate this Agreement under this Section 10.1(f) shall not be available to any party whose failure to take any action required to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; or

(g) by Buyer within five (5) business days after its receipt of a Schedule Supplement as such termination is permitted under Section 7.10.

10.2 Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 10.1 shall give written notice of such termination to the other parties to this Agreement.

10.3 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no Liability on the part of any party to this Agreement; provided, however, that nothing in this Agreement shall relieve Seller or Buyer from Liability for any willful breach of this Agreement or willful failure to perform its other obligations under this Agreement. In the event that this Agreement is terminated in accordance with Section 10.1(c) or (d), the non-breaching party will be entitled to recovery from the breaching party for reasonable out-of-pocket expenses (including reasonable attorneys’ fees) actually incurred by such non-breaching party in connection with the negotiation of this Agreement.

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Article XI

GENERAL PROVISIONS

11.1 No Public Announcements. No party to this Agreement shall, without the approval of the other parties, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by Requirements of Laws or the rules of any stock exchange.

11.2 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) on the date delivered when delivered by hand, (ii) on the business day following the date on which notice is sent by a reputable overnight courier service, or (iii) by email, with confirmation of receipt, if given as follows:

If to Seller, to:

Christie Digital Systems, Inc.
10550 Camden Drive
Cypress, CA 90630
Attention: General Counsel

With a copy to (which shall not constitute notice hereunder):
Email: legal.notices@christiedigital.com

with a copy (which shall not constitute notice hereunder) to:

Paul Hastings LLP
1170 Peachtree Street, N.E.
Suite 100
Atlanta, GA 30309
Attention: Darcy R. White
Facsimile: (404) 685-5025

If to Buyer, to:

Creative Realities, Inc.
13100 Magisterial Drive, Suite 100
Louisville, KY 40223
Attention: Richard Mills, Chief Executive Officer

with a copy (which shall not constitute notice hereunder) to:

Email:	pdchestovich@gmail.com Bradley.pederson@maslon.com

or to such other address as such party may indicate by a notice delivered to the other party hereto.

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11.3 Successors and Assigns; No Third Party Beneficiaries. This Agreement may not be assigned by any party without the consent of the other parties, and any attempted assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and each of their permitted successors and assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person, including any Company Employees, other than the parties and successors and assigns permitted by this Section 11.3 and the Buyer Group Members, status as a third Person beneficiary or any right, remedy or claim under or by reason of this Agreement.

11.4 Entire Agreement; Amendments. This Agreement, the other Transaction Documents and the Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersede all prior agreements, understandings or letters of intent between or among the parties hereto. No representation, warranty, promise, inducement or statement of intention has been made by either party that is not embodied in this Agreement or the other Transaction Documents, as applicable, and neither party shall be bound by, or liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein. Each party represents and agrees that: (a) it did not rely on any statement, oral or written, that is not contained in this Agreement or the other Transaction Documents, as applicable, in making its decision to execute this Agreement or the other Transaction Documents, as applicable; and (b) neither party nor any other Person shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute hereunder or the other Transaction Documents, as applicable, or arising with respect hereto or thereto among any of the foregoing or for any other purpose. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by Buyer and Seller.

11.5 Execution in Counterparts.

(a) This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by such electronic means shall be deemed to be original signatures for all purposes.

11.6 Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated hereby, including, in the case of Seller, executing and delivering to Buyer such assignments, deeds, bills of sale, consents and other instruments as Buyer or its counsel may reasonably request as necessary or desirable for such purpose.

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11.7 Governing Law. This Agreement, the other Transaction Documents and any disputes arising hereunder or thereunder or with respect hereto or thereto shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York.

11.8 Dispute Resolution.

(a) The parties will endeavor, except where initiation of a proceeding is necessary to protect rights against a statute of limitations or other time restriction making negotiations impracticable, to resolve any disputes relating to this Agreement through amicable negotiations. Failing an amicable settlement, each and every controversy, claim or dispute arising under or relating to this Agreement, including (but not limited to) the existence, validity, interpretation, performance, termination, or breach of this Agreement (and expressly including all questions of arbitrability and the scope of this binding agreement to arbitrate), will be submitted to and exclusively adjudicated by binding arbitration before a single arbitrator jointly appointed by the parties. The arbitrator shall self-administer the arbitration proceedings using the Comprehensive Arbitration Rules and Procedures of the Judicial Arbitration and Mediation Service (“JAMS”). The arbitrator must be a retired judge of a state or federal court of the United States or a licensed lawyer under the laws of the State of New York with at least fifteen (15) years of corporate or commercial law experience and have at least an AV rating by Martindale Hubbell. If the parties cannot agree on an arbitrator, any party may request that a court of competent jurisdiction (determined in accordance with paragraph (a) above) select and appoint an arbitrator possessing the foregoing qualifications, which appointment will be final.

(b) The sole and exclusive forum for the arbitration will be New York City, New York. Each party will have discovery rights as provided by the foregoing rules of JAMS within the limits imposed by the arbitrator and not to exceed the Federal Rules of Civil Procedure; provided, however, that all such discovery will be commenced and concluded within forty-five (45) days of the Preliminary Conference, with such schedule subject to modification by the arbitrator. It is the intent of the parties that any arbitration will be concluded as quickly as reasonably practicable. Once commenced, the hearing on the disputed matters will be held four (4) days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrator will use all reasonable efforts to issue the final written report containing award or awards within a period of five (5) business days after closure of the proceedings. Failure of the arbitrator to meet the time limits of this paragraph will not be a basis for challenging the award. The arbitrator will not have the authority to award punitive damages to either party, but the arbitrator will award to the successful party reasonable attorneys’ fees and other related Expenses actually incurred and payable by the successful party. Except as otherwise provided herein, each party will bear its own Expenses, but the parties will share equally the costs of the arbitrator and JAMS. Judgment on the arbitration award may be entered in any court of competent jurisdiction as determined in accordance with paragraph (c) below. Notwithstanding any provision of this Agreement, claims for injunctive relief will not be subject to mandatory arbitration, and may be brought in a court of competent jurisdiction as determined in accordance with paragraph (c) below.

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(c) WHERE INVOLVEMENT OF THE JUDICIARY IS ALLOWED OR REQUIRED BY THIS AGREEMENT OR STATUTE (AND WITHOUT NEGATING AND EXPRESSLY SUBJECT TO THE OTHER PROVISIONS OF THIS AGREEMENT GOVERNING BINDING ARBITRATION), EACH PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK CITY, NEW YORK, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE PARTIES AND PERTAINING TO EITHER TO (I) THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR (II) ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS. IN FURTHERANCE THEREOF, EACH PARTY HEREBY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT CONSISTENT WITH THE OTHER TERMS OF THIS AGREEMENT, AND HEREBY WAIVES ANY OBJECTION THAT IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS.

11.9 Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Requirements of Laws, the parties waive any provision of Requirements of Laws which renders any such provision prohibited or unenforceable in any respect.

11.10 Interpretations. For purposes of this Agreement, unless the context otherwise requires: (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (ii) the word “or” is not exclusive; (iii) references to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (iv) reference to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; (v) reference to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; (vi) all references herein to “dollars” or “$” are to United States dollars; (vii) all references herein to any period of days shall mean the relevant number of calendar days unless otherwise specified; (viii) words in the singular shall be held to include the plural and vice versa; (ix) words of one gender shall be held to include the other genders as the context requires; and (x) the terms “hereof,” “herein,” “hereunder,” “hereto” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two (2) days after a triggering event and such event occurs on a Tuesday, then the action must be taken by Thursday); if the last day of such period is a non-business day, the period in question will end on the next succeeding business day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”. This Agreement and the other Transaction Documents shall be construed without regard to any presumption or rule requiring construction or interpretation against the drafting party.

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11.11 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

11.12 Expenses. Except as otherwise set forth herein, all expenses, including without limitation all legal, accounting, financial advisory, consulting and other fees, incurred in connection with the negotiation or effectuation of this Agreement or the transactions contemplated hereby, shall be the obligation of the respective party incurring such expenses; provided, however, that all Transaction Expenses, both paid and unpaid as of the Closing, shall be borne by the Seller.

11.13 Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding: (a) the Company; (b) any other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement); (c) the investigation provided for herein; or (d) the preparation of this Agreement and other related documents, and if the transactions contemplated hereby are not consummated, each party will return to the other parties all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than such party’s respective counsel, accountants, financial advisors or lenders). No party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating, negotiating and consummating the transactions contemplated hereby; provided, however, that after the Closing, Buyer may use or disclose any confidential information with respect to or about the Company or otherwise reasonably related thereto. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which: (i) is or becomes available to such party from a source other than any other party or its representatives (other than confidential information of the Company or information provided in violation of this Agreement); (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents or in violation of this Agreement; (iii) is required to be disclosed under applicable Requirements of Laws or judicial process, but only to the extent it must be disclosed; or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

11.14 Extension; Waiver. At any time prior to the Closing, either Seller on the one hand, or Buyer, on the other hand, may: (a) extend the time for the performance of any of the obligations or other acts of the other Person; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with any of the agreements or conditions contained in this Agreement, but such waiver of compliance with such agreements or conditions shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

[Signatures follow]

55

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

CHRISTIE DIGITAL SYSTEMS, INC.

By	/s/ John M. Kline
	Name:	John M. Kline
	Title:	Vice President

ALLURE GLOBAL SOLUTIONS, INC.

By	/s/ Craig K. Chapin
	Name:	Craig K. Chapin
	Title:	President

CREATIVE REALITIES, INC.

By	/s/ Richard Mills
	Name:	Richard Mills
	Title:	Chief Executive Officer

Exhibit A

Calculation of Net Working Capital

[See attached]

Exhibit B

Form of Amended and Restated Note

[See attached]